EXECUTION COPY

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY,

JEWEL MERGER SUB INC.,

EUSA PHARMA INC.,

AND

ESSEX WOODLANDS HEALTH VENTURES, INC., MAYFLOWER, L.P., AND BRYAN MORTON

AS THE STOCKHOLDERS’ REPRESENTATIVES

APRIL 26, 2012

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ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER AND MERGER SUB		51
4.1	Organization and Authority	51
4.2	No Conflicts	51
4.3	Litigation	51
4.4	No Brokers’ Fees	51
4.5	Approvals and Financing	52
4.6	Solvency	52

ARTICLE V PRE-CLOSING COVENANTS		52
5.1	Efforts	52
5.2	Approvals and Consents	52
5.3	Operation of Business	53
5.4	Access	56
5.5	Notification	57
5.6	Press Releases and Public Announcements	57
5.7	Exclusivity	57
5.8	Section 280G Cleansing Vote	58
5.9	Financial Statements	58
5.10	Data Room	58
5.11	Cooperation	59
5.12	Written Consents; Information Statement	60
5.13	Section 409A	60
5.14	Section 401(a)	60

ARTICLE VI CLOSING CONDITIONS		61
6.1	Conditions to the Buyer’s Obligations	61
6.2	Conditions to the EUSA’s Obligations	63

ARTICLE VII TERMINATION		63
7.1	Termination Events	63
7.2	Effect of Termination	64

ARTICLE VIII INDEMNIFICATION		64
8.1	Indemnification by the Participants	64
8.2	Indemnification by the Buyer	65
8.3	Survival and Time Limitations	66
8.4	Limitations on Indemnification by the Participants	66
8.5	Third-Party Claims	68
8.6	Exclusive Remedy	72
8.7	Procedure for Direct Claims	72

ARTICLE IX TAX MATTERS		73
9.1	Preparation of Tax Returns and Payment of Taxes	73
9.2	Certain Deductible Matters	74
9.3	Cooperation of Tax Matters	74
9.4	Transfer Taxes	75
9.5	Tax Claims	75
9.6	Amended Tax Returns	76
9.7	Tax Refunds	76

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ARTICLE X POST-CLOSING COVENANTS		76
10.1	Indemnification	76
10.2	Retention of and Access to Books and Records and Personnel	77
10.3	Certain Employment Covenants	78

ARTICLE XI MISCELLANEOUS		78
11.1	Further Assurances	78
11.2	No Third-Party Beneficiaries	79
11.3	Entire Agreement	79
11.4	Successors and Assigns	79
11.5	Counterparts	79
11.6	Notices	79
11.7	Jurisdiction and Venue of Disputes; Waiver of Jury Trial	81
11.8	Governing Law	81
11.9	Amendments and Waivers	81
11.10	Severability	82
11.11	Expenses	82
11.12	Disclosure Schedule	82
11.13	Construction	82
11.14	Specific Performance	83
11.15	Time Is of the Essence	83
11.16	The Stockholders’ Representatives	83
11.17	Financing Sources	86

Exhibit Index:

A	Major Stockholders
B	Form of Written Consent
C	Form of Stockholder Agreement
D	Form of Charter Amendment
E	Form of Escrow Agreement
F	Form of Warrant Termination Agreement

Schedule Index:

Disclosure Schedule
Schedule 5.2(a) Known Competition Law Filings
Schedule 5.2(b)(i) Material Notices

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of April 26, 2012 among Jazz Pharmaceuticals Public Limited Company, a public limited company formed under the laws of Ireland (the “Parent” and, unless and until it assigns its rights and obligations to an Affiliate in accordance with Section 11.4, the “Buyer”), Jewel Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Buyer (“Merger Sub”), EUSA Pharma Inc., a Delaware corporation (“EUSA”), and Essex Woodlands Health Ventures, Inc., a Delaware corporation, Mayflower L.P., a Jersey limited partnership and Bryan Morton in their capacity as the representatives of the Participants (the “Stockholders’ Representatives”).

STATEMENT OF PURPOSE

A. The Buyer, Merger Sub and EUSA intend to effect a merger of Merger Sub into EUSA in accordance with this Agreement and the DGCL (the “Merger”). Upon the consummation of the Merger, Merger Sub will cease to exist, and EUSA will become an indirect wholly-owned subsidiary of the Buyer.

B. The respective boards of directors of the Buyer, Merger Sub and EUSA have approved this Agreement and the Merger.

C. The board of directors of EUSA has approved the Merger and has resolved to submit this Agreement for approval by the holders of the EUSA Stockholders and, subject to the terms hereof, to recommend approval of this Agreement by the EUSA Stockholders.

D. Prior to the Consent Deadline, the EUSA Stockholders set forth on Exhibit A hereto (the “Major Stockholders”) and perhaps certain other EUSA Stockholders will execute and deliver a written consent in the form of Exhibit B hereto (collectively, the “Written Consent”), which will constitute the Required Stockholder Vote.

E. Prior to the Consent Deadline, each Major Stockholder will execute and deliver to the Buyer a Stockholder Agreement in the form attached hereto as Exhibit C (each, a “Stockholder Agreement”).

ARTICLE I DEFINITIONS

“Acquisition Proposal” is defined in Section 5.7.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. Each Company will be deemed an Affiliate of EUSA prior to the Closing, and each Company (including EUSA) will be deemed an Affiliate of Buyer following the Closing.

“Agreement” is defined in the opening paragraph.

“Allocation Schedule” is defined in Section 2.3(e).

“Approved Product” means any pharmaceutical product that has received regulatory approval or that is offered for commercial sale by or on behalf of any Company in any jurisdiction of the world as of the date of this Agreement, including the Erwinaze Product, Kidrolase, Collatamp, Caphosol, Quadramet, ProstaScint, Fomepizole, Xenazine and Custodiol.

“Base Amount” is defined in Section 2.2(c).

“Bonus and Repurchase Amount” means the aggregate amount payable by the Companies, if any, (a) to participants in the Amended and Restated EUSA Pharma Inc. Key Employee Bonus Plan effective as of January 21, 2012 with respect to such plan (collectively, “Plan Payments”), (b) to current and former holders of EUSA Options as cash bonuses related to the exercise price of such EUSA Options (or forgiveness of indebtedness incurred in connection with exercising EUSA Options), as set forth on a schedule to be delivered by the Stockholders’ Representatives to Parent as part of the Closing Date Allocation Schedule (collectively, “Exercise Payments”), (c) to certain holders of Capital Stock of EUSA in connection with the repurchase and retirement of such Capital Stock in connection with the Transactions, as set forth on a schedule to be delivered by the Stockholders’ Representatives to Parent as part of the Closing Date Allocation Schedule (collectively, “Repurchase Payments”) and (d) as Change of Control Payments.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in New York, New York or in London, England.

“Buyer” is defined in the opening paragraph.

“Buyer Plans” is defined in Section 10.3.

“Buyer’s Calculation Documents” is defined in Section 2.4(a).

“Cap” is defined in Section 8.4(a).

“Capital Stock” means the Common Stock and Preferred Stock of EUSA.

“Capped Matters” means the Covered Matters and the matters described in Section 8.1(a)(iii), Section 8.1(a)(iv), and/or Section 8.1(a)(vi).

“Cash” means the aggregate amount of cash and cash equivalents held or owned by the Companies as of the Closing Effective Time (without taking into account any of the payments made by the Buyer pursuant to Section 2.3(f)), in each case determined in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Financial Statements (excluding, for the avoidance of doubt, any cash subject to checks that have been written but not cleared as of the Closing Effective Time, but including, to the extent not included as an accounts receivable, the amounts of any checks dated on or prior to the Closing Date that have been deposited but not cleared as of the Closing Effective Time (it being understood that if such checks do not clear within three Business Days of the Closing

Date, such checks shall be disregarded and not included in Cash for purposes of Section 2.4 but shall instead remain part of accounts receivable) and including the aggregate dollar amount paid to EUSA prior to the Merger Effective Time in respect of the exercise of EUSA Options outstanding prior to the Merger Effective Time (including payments made through a set off against any amounts owed by any Company to the holder of such EUSA Option with the consent of such holder to such set off)).

“Cash Reduction” is defined in Section 2.5(a)(iii).

“Change of Control Payment” means any commission, severance, bonus, or other payment of any kind payable by any of the Companies at or before Closing to any director, Employee or Independent Contractor that is triggered solely as a result of the consummation of the Transactions, in each case, other than (a) Plan Payments, Exercise Payments or Repurchase Payments, (b) any amounts payable pursuant to Sections 2.5 or 2.6 and (c) any amounts released to the Participants from the Escrow Funds.

“Charter Amendment” means an amendment to EUSA’s Certificate of Incorporation, in the form attached hereto as Exhibit D.

“Claim Notice” is defined in Section 8.7.

“Claimed Amount” is defined in Section 8.7.

“Closing” is defined in Section 2.2(a).

“Closing Date” is defined in Section 2.2(a).

“Closing Date Allocation Schedule” is defined in Section 2.3(e).

“Closing Effective Time” means 11:59 p.m. Eastern Standard Time on the Closing Date.

“Closing Statement” is defined in Section 2.4(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Common Stock” means the Common Stock, par value $0.001 per share, of EUSA.

“Company” means each of, and “Companies” means, collectively, (a) EUSA, (b) EUSA Pharma (USA), Inc., (c) EUSA Pharma (Holdings), Inc., (d) EUSA Pharma Limited, (e) Prostagen Inc., (f) AxCell Biosciences Corporation, (g) Cytogen Acquisition Corp., (h) EUSA Pharma (Gibraltar) Limited, (i) EUSA Pharma (Luxembourg) S.à r.l. (including its branch office in the United Kingdom), (j) EUSA Pharma Holdings SAS, (k) EUSA Pharma (Europe) Limited, (l) EUSA Pharma B.V., (m) EUSA Pharma GmbH, (n) EUSA Pharma SAS, (o) Orphan

Pharma International Limited, (p) EUSA Pharma (Canada) Inc., (q) OPiSodia SAS, (r) EUSA Pharma (Europe) UK Limited and (s) EUSA Pharma (UK) Limited.

“Companies Benefit Plans” is defined in Section 10.3.

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate, (a) antitrust, monopolization, restraint of trade or competition or (b) foreign investment, including, but not limited to, the HSR Act and the EC Merger Regulation.

“Confidentiality Agreements” means, collectively, the Confidentiality Agreement executed by the Buyer or its Affiliate on January 17, 2012 and by EUSA on January 18, 2012 and the Confidentially Agreement, dated March 27, 2012, between EUSA and the Parent.

“Consent” means any consent, approval, authorization, permission or waiver.

“Consent Deadline” means 12:30 p.m. Pacific Time on April 26, 2012, or such later time as may be consented to in writing by Buyer in its sole discretion.

“Continuing Employee” is defined in Section 10.3.

“Contract” means any contract, lease, license or other binding agreement, together with all amendments thereto.

“Convertible Notes” means the Convertible Promissory Notes issued by EUSA pursuant to that certain Convertible Note Purchase Agreement, dated January 21, 2010, in each case as amended to date.

“Covered Matters” means the matters described in Section 8.1(a)(i) (other than Excluded Claims), in Section 8.1(a)(ii) and/or in Section 8.1(a)(v).

“Current EUSA Business” means the business of the Companies as it has been conducted in the past and is being conducted as of the date of this Agreement.

“Data Room” is defined in Section 5.10.

“Deductible” is defined in Section 8.4(a)

“Deductible Amount” is defined in Section 9.2.

“Disclosure Schedule” is defined in Section 11.12.

“Dispute Notice” is defined in Section 2.4(c).

“Dissenting Share” is defined in Section 2.8.

“Dissenting Share Payments” means (a) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (b) any reasonable costs or expenses (including reasonable attorneys’ fees, costs and expenses in connection with or arising out of any action or proceeding) in respect of any Dissenting Shares.

“D&O Indemnified Persons” is defined in Section 10.1(a).

“Dollars” or “$” will be deemed references to the lawful currency of the United States.

“EC Merger Regulation” means the requirements of Council Regulation 139/2004 of the European Community.

“Employee” means any current or former employee, including any current or former officer, of any of the Companies.

“Employee Benefit Plan” means any plan, program, policy, practice, Contract, national, company or group-wide bargaining agreement or other arrangement that any Company currently maintains or contributes to (or is required to contribute to) for any of its current or former Employees, Independent Contractors or directors, or with respect to which any Company has any liability, that provides for compensation, bonuses, severance, termination pay, deferred compensation, performance awards, stock or stock-settled awards, “phantom” stock awards, stock appreciation awards, pension, profit sharing, matching payments, company savings plan, retirement, worker’s compensation, disability, death benefit, medical, fringe benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) or other similar welfare benefit plan, but excluding any governmental plan or program requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund with respect to the wages of an employee.

“Encumbrance” means any lien, mortgage, pledge, charge, security interest, right of repurchase or equitable interest or other encumbrance or restriction on transfer.

“Environmental Law” means any Law in effect on or before the date of this Agreement relating to the protection of the environment.

“Equity” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests and any rights, warrants, instruments, Contracts, agreements or options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Erwinaze Product” means the product comprised of the native L-asparaginase enzyme extracted from Erwinia chrysanthemii currently sold by any of the Companies under the trademark Erwinaze™ (under U.S. License Number 1829) or under the trademark Erwinase® as currently manufactured by the UK Health Protection Agency.

“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date among the Buyer, the Stockholders’ Representatives and the Escrow Agent, substantially in the form of Exhibit E, as amended, restated, supplemented or otherwise modified from time to time.

“Escrow Amount” means Fifty Million Dollars ($50,000,000).

“Escrow Funds” means the funds subject to the Escrow Agreement as of any date of determination.

“Estimated Cash” is defined in Section 2.3(e).

“Estimated Debt” is defined in Section 2.3(e).

“Estimated Purchase Price” is defined in Section 2.2(d). .

“Estimated Working Capital” is defined in Section 2.3(e).

“EUSA” is defined in the opening paragraph.

“EUSA Option” means each outstanding and unexercised option or purchase right to acquire shares of any Capital Stock, whether granted under the EUSA Stock Plan or otherwise, whether or not vested or exercisable.

“EUSA Rights” means (a) the EUSA Options, (b) the EUSA Warrants, (c) the Convertible Notes and (d) any other rights that are, currently or potentially in the future, convertible into or exchangeable for any shares of Capital Stock.

“EUSA Stock Plan” means the EUSA Pharma, Inc. 2006 Stock Plan and any subplans thereto.

“EUSA Stockholder” means each Person who holds Capital Stock as of immediately prior to the Merger Effective Time.

“EUSA Warrant” means each outstanding warrant to acquire shares of any Capital Stock whether or not exercisable.

“Excluded Claim” is defined in Section 8.3.

“Existing Equity Documents” means the following agreements between EUSA and certain of its stockholders, in each case as amended to date: the Second Amended and Restated Voting Agreement, the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, and the Second Amended and Restated Investor Rights Agreement.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” is defined in Section 3.5(a).

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Buyer’s financing of the Transactions (the “Debt Financing”), including the parties to the Commitment Letter, dated the date hereof, among the Buyer and Barclays Bank PLC, and any joinder agreements, credit agreements, indentures or other definitive documentation relating thereto, together with their Affiliates and their and their Affiliates’ officers, directors, employees, agents and representatives involved in the Debt Financing and their respective successors and assigns.

“Funded Debt” means the aggregate Indebtedness of the Companies as of the Closing Effective Time (without taking into account any of the payments made by the Buyer pursuant to Section 2.3(f)), including but not limited to the aggregate amount owing from the Companies as of the Closing Effective Time, including all interest, premiums and penalties, necessary to satisfy in full and terminate all obligations owing under (a) the senior credit facilities dated April 20, 2011 with Haymarket Financial Luxembourg 3 S.A.R.L (as mandated Lead Arranger) and Haymarket Financial LLP (as Agent and Security Agent), including any prepayment fees actually paid in connection with prepayment in full on the Closing Date, if any, and (b) the Convertible Notes that have not been converted into Preferred Stock (or conditionally converted subject to Closing), if any.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Governmental Body” means any U.S. or foreign federal, state, municipal or local governmental or quasi-governmental authority (including any self-policing, self-regulatory or self-reporting industry groups and including any social security authority) or any department, agency, subdivision, committee, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any hazardous substance that is regulated by any Environmental Law.

“Healthcare Law” means the Laws, codes, policies and guidelines of all Governmental Bodies relating to the production, preparation, propagation, compounding, conversion, pricing, marketing, promotion, sale, distribution, coverage, or reimbursement of a drug, device, biological or other medical item, supply or service, including, without limitation, the federal Food, Drug and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal healthcare program anti-kickback statute (42 U.S.C. § 1320a-7b), the healthcare fraud, false statement and health information privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, the federal healthcare program civil money penalty and exclusion authorities, the applicable requirements of Medicare, Medicaid and other Governmental Body healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous Laws of any federal, state, local, or foreign jurisdiction applicable to any of the Companies.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means as to any Person at any time (a) obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) capitalized lease obligations of such Person, (d) indebtedness or other obligations of others guaranteed by such Person, (e) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments, (f) purchase money financing and synthetic lease obligations, (g) obligations of such Person for the deferred purchase price of goods or services (other than payables or accruals incurred in the ordinary course of business) and (h) guarantees of, or Encumbrances securing, obligations of another Person of the type described in clauses (a) through (g) above.

“Indebtedness Reduction” is defined in Section 2.5(a)(ii).

“Indemnified Party” is defined in Section 8.5(a).

“Indemnifying Party” is defined in Section 8.5(a).

“Indemnitees” means the following Persons (a) the Buyer, (b) the Companies, (c) each of their respective current and future Affiliates, (d) the respective Representatives of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above and (e) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)”, “(c)” and “(d)” above; provided, however, that the Participants shall not be deemed to be “Indemnitees.”

“Independent Contractor” is defined in Section 3.15(c).

“Information Statement” is defined in Section 3.15.

“Intellectual Property” means any and all of the following in any country or region: (a) patents (which shall include utility models, design patents, industrial designs, certificates of invention and priority rights), applications for patents and invention disclosures, together with provisional applications, substitutions, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof; (b) trademarks, service marks, trade dress, trade secrets, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, and applications, registrations, extensions and renewals in connection therewith; and (d) internet domain names and registrations in connection therewith.

“Interim Balance Sheet” is defined in Section3.5(a)

“Interim Balance Sheet Date” means the date of the Interim Balance Sheet.

“IP Contract” is defined in Section 3.10(b).

“Item of Disagreement” is defined in Section 2.4(c).

“IRS” means the United States Internal Revenue Service.

“Knowledge” (or any form of such term, such as “Knows”, “Known”, etc.) with respect to a Person’s awareness of the presence or absence of a fact, event or condition shall mean the actual then present knowledge of such Person and the knowledge such Person would reasonably be expected to obtain after commercially reasonable inquiry. In the case of EUSA, the Knowledge of EUSA shall be limited to the actual then present knowledge of Bill Bennett, Kim Carroll, David Cook, Tim Corn, Paul Davisson, Zoe Evans, Brian Jackson, Emma Johnson, Anuj Madhok, Iain McGill, Jim Mitchum, Lee Morley, Bryan Morton, Paul Plourde and Eric Rougemond, and the knowledge that each of such Persons would reasonably be expected to obtain after commercially reasonable inquiry. In the case of the Buyer, the Knowledge of the Buyer shall be limited to the actual then present knowledge of Russell Cox, Bruce Cozadd, Kathryn Falberg, Suzanne Sawochka Hooper, Fintan Keegan, Eunan Maguire, Heather McGaughey, Robert McKague and Jeffrey Tobias, and the knowledge that each of such Persons would reasonably be expected to obtain after commercially reasonable inquiry.

“Known Competition Law Filings” is defined in Section 5.2(a).

“Law” means any international, U.S. or foreign federal, state, municipal or local law, statute, ordinance, regulation, rule, Order or other requirement of any Governmental Body.

“Lease” means any lease or sublease of Real Property by a Company.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 3.10(c).

“Loss” means any claim, loss, damage, injury, Liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable fees and expenses of counsel) or settlement payment.

“Material Adverse Effect” means any change, event, circumstance or occurrence (“Effect”) that (considered with all other Effects) has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Companies, taken as a whole, except for any Effect resulting from, (a) changes in general economic, weather, regulatory or political conditions or changes that affect generally companies in the same or similar industries as the Companies, (b) entry into this Agreement or the announcement or consummation of the transactions contemplated hereby (including effects on the workforce or general labor relations), (c) the outbreak or escalation of hostilities, the declaration of any national emergency or war or the occurrence of any other similar calamity or crisis, including acts of terrorism, (d) any change in applicable Law or GAAP, (e) changes in debt or equity markets or (f) actions expressly required to be taken or omitted to be taken pursuant to the express terms of this Agreement, or permitted to be taken pursuant to Section 5.3, except in the case of each of the foregoing “(a),” “(c),” “(d)” or “(e)” to the extent that the same has had or would reasonably be expected to have a disproportionate effect on the Companies, taken as a whole, as compared to other companies in the Companies’ industry.

“Material Consents” is defined in Section 5.2(b).

“Material Contracts” is defined in Section 3.9(a).

“Material Notices” is defined in Section 5.2(b).

“Material Intellectual Property” means all Intellectual Property that relates to any Product Candidate or Approved Product or is used by any Company in the Current EUSA Business.

“Merger” is defined in the recitals.

“Merger Sub” is defined in the opening paragraph.

“Merger” is defined in the recitals.

“Minimum Threshold” is defined in Section 8.4(a)(i).

“Non-U.S. Company” means any of the Companies (and any Subsidiary of any of the Companies) that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Objection Period” is defined in Section 2.4(c).

“Option Consideration” is defined in Section 2.3(b).

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) any certificate or articles of incorporation, organization or formation and any bylaws or limited liability company or operating agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Participants” means any holder of Capital Stock (other than Dissenting Shares), EUSA Options or EUSA Warrants immediately prior to the Merger Effective Time that is entitled to receive Merger Consideration, Option Consideration or Warrant Consideration.

“Party” means each of, and “Parties” means all of the Buyer, EUSA, Merger Sub and the Stockholders’ Representatives.

“Paying Agent” means Wells Fargo Bank, National Association, a national banking association.

“Payment Fund” is defined in Section 2.3(f)(i).

“Permit” means any approval, permit, authorization, exemption or license issued by any Governmental Body.

“Permitted Encumbrance” means, (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien on real estate or other property for Taxes, assessments, governmental charges or levies not yet due or delinquent, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased, (d) any easement, right-of-way, zoning restriction, existing building restriction, ordinance, easement of roads, privilege, or right of public service companies and other similar encumbrances relating to real property and all other matters that do not prohibit or materially impair the current use, occupancy or marketability of title of the real property subject thereto, (e) with respect to leased or subleased real property, any Encumbrance or restriction explicitly set forth in the lease or sublease for such leased or subleased real property and (f) any lien to secure performance of statutory obligations, surety or appeal bonds, performance bonds or bids.

“Person” means any individual, corporation, limited liability company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Pre-Closing Period” means the period commencing with the date of this Agreement and ending on the earlier of, (a) the Closing Date or (b) the date of termination of this Agreement pursuant to Article 7.

“Pre-Closing Tax Period” means any taxable year or period that ends on or prior to the Closing Date and, with respect to any taxable year or period that begins before but ends after the Closing Date, the portion of such taxable year or period that ends on the Closing Date.

“Pre-Closing Taxes” means any Taxes of any of the Companies attributable to a Pre-Closing Tax Period. For purposes of this definition, in the case of a taxable year or period that begins before but ends after the Closing Date, the amount of any Tax based on or measured by income or receipts (including for the avoidance of doubt income includible in gross income pursuant to Code Section 951 of the Code) that is allocable to the portion of such taxable year or period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which any of the Companies holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Tax that is allocable to the portion of such taxable year or period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable year or period that is deemed to end on the Closing Date and the denominator of which is the total number of days in the entire taxable year or period. For the avoidance of doubt, a Company’s share of any employment, National Insurance Contributions or other payroll Taxes imposed with respect to payments of the Bonus or Repurchase Amount shall be considered Pre-Closing Taxes to the extent not reflected in the calculation of Working Capital.

“Preferred Stock” means, collectively, the Series A Preferred Stock, par value $0.001 per share, the Series B Preferred Stock, par value $0.001 per share, and the Series C Preferred Stock par value $0.001 per share, of EUSA.

“Post-Closing Allocation Schedule” is defined in Section 2.2(b).

“Pro Rata Percentage” means the percentage opposite each Participant’s name on the Closing Date Allocation Schedule.

“Proceeding” means any lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative, but not including routine office actions issued by the U.S. Patent and Trademark Office) pending by or before any Governmental Body or arbitrator.

“Product Candidate” means any of Leukotac or Asparec or any reformulation of any Approved Product.

“Purchase Price” means Six Hundred Fifty Million Dollars ($650,000,000), as adjusted pursuant to Sections 2.2(d), 2.5 and 2.6.

“Qualified Plan” is defined in Section 3.16(c).

“Real Property” means the real property leased or subleased to the Companies.

“Reduction” is defined in Section 2.5(a)(iii).

“Related Party” means (a) each holder of Capital Stock or EUSA Rights who beneficially or otherwise owns (directly or indirectly) 5.0% or more of the equity interests in EUSA, (b) each individual who is an officer or director of any of the Companies, (c) each member of the immediate family of each of the individuals referred to in clause “(b)” above; and (d) any trust or other entity in which any one of the Persons referred to in clauses “(b)” or “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Representative” means, with respect to a particular Person, any director, manager, management committee member, Employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Stockholder Vote” is defined in Section 3.22.

“Resolution Accountants” is defined in Section 2.4(d).

“Required Stockholder Representatives” is defined in Section 11.16(d).

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Payments” is defined in Section 5.8.

“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

“Section 409A Benefit Plan” means any Employee Benefit Plan, agreement, or arrangement that is or may be subject to the requirements of Section 409A.

“Significant Intellectual Property” means any Intellectual Property that is Material Intellectual Property or that relates to Firdapse.

“Solvent” means, with respect to any Person, as of any time of determination, that, as of such date, (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes hereof, the amount of any contingent liability at any time of determination shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Special Representations” means the representations and warranties set forth in Section 3.1(a) (Organization, Qualification and Power), Section 3.2(a), (b) and (c) (Capitalization) and Section 3.3 (Authority).

“Stockholder Agreement”) is defined in the Recitals.

“Stockholders’ Representatives” is defined in Section 11.16(a).

“Stockholders’ Representatives Fund Amount” is defined in Section 11.16(a).

“Stockholders’ Representatives Parties” is defined in Section 11.16(a).

“Subsidiary” means any corporation or other entity with respect to which the Companies collectively own, directly or indirectly, at least 50% of the outstanding Equity interests.

“Supplemental Disclosure Item” is defined in Section 5.5.

“Supplemental Disclosure Letter” is defined in Section 5.5.

“Survival Date” means the twelve (12) month anniversary of the Closing Date.

“Surviving Corporation” is defined in Section 2.1(a).

“Tail Policy” is defined in Section 10.1(b).

“Tangible Assets” is defined in Section 3.7(a).

“Target Working Capital” means an amount equal to Thirty One Million Seven Hundred Thousand Dollars ($31,700,000).

“Tax” and “Taxes” means, (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or other addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Claim” is defined in Section 9.5(a).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including, without limitation, any form, schedule or attachment thereto and any amendment or supplement thereof.

“Termination Date” means October 15, 2012.

“Third-Party Claim” is defined in Section 8.5(a).

“Third Party Claim Notice” is defined in Section 8.5(a).

“Transaction Documents” means this Agreement, the Disclosure Schedule, the Escrow Agreement, the Written Consent, the Stockholder Agreement, each Warrant Termination Agreement and all other written agreements, documents and certificates to be delivered to the Buyer pursuant to this Agreement.

“Transaction Expenses” means all fees and expenses accrued or incurred by any of the Companies in connection with the Transactions, including all legal, accounting, investment banking and financial advisory fees and expenses accrued or incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Transactions and the process conducted by EUSA from and after June 30, 2011 that was designed to lead to the Transactions or similar transactions (including the entirety of such process during such time, including the portion that involved other potential acquirers of all or any of the Companies), including, but not limited to, all fees and out of pocket expenses due to Morgan Stanley & Co. Limited with respect to the Transactions, and the premiums amount of the Tail Policy.

“Transactions” means the Merger and the other transactions contemplated in this Agreement and the other Transaction Documents.

“Unpaid Transaction Expenses” the aggregate amount of Transaction Expenses that will remain unpaid as of the Closing Effective Time (without taking into account any of the payments made by the Buyer pursuant to Section 2.3(f)).

“US Participant” means any holder of an EUSA Option as of the date of this Agreement who is subject to U.S. Taxes.

“Warrant Termination Agreement” means the Warrant Termination Agreement, in substantially the form attached hereto as Exhibit F, to be entered into between EUSA and each holder of EUSA Warrants (other than a holder who has exercised all its EUSA Warrants).

“Warrant Consideration” is defined in Section 2.3(c).

“Working Capital” means, (a) the amount of the consolidated current assets of the Companies as of the Closing Effective Time (without taking into account any of the payments made by the Buyer pursuant to Section 2.3(f)), including accounts receivable, inventory, pre-paid expenses and pre-paid Taxes (e.g., ad valorem taxes paid in advance but only to the extent not allocable to a Pre-Closing Tax Period), in each case determined in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Financial Statements, but excluding Cash and deferred income tax assets, minus (b) the amount of the consolidated accounts payable and accrued expenses and accrued taxes, including a reasonable estimate of appropriate tax accruals of the Companies as of the Closing Effective Time (including, for the avoidance of doubt, the employer’s share of any employment, National Insurance Contributions or other payroll Taxes incurred by any of the Companies in respect of payments of any portion of the Estimated Purchase Price or the Bonus or Repurchase Amount and excluding all other liabilities, including deferred revenue and deferred Tax liability), in each case determined in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Financial Statements. For the avoidance of doubt and for purposes of avoiding double counting, the calculation of Working Capital shall not take into account any item or expense included in the calculation of Funded Debt, Unpaid Transaction Expenses or the Bonus and Repurchase Amount. Finally, except as otherwise provided in this definition the calculation of Working Capital shall not give effect to any payment made, or other transfer or action made or taken, after the Closing at the direct or indirect direction of Buyer or its Affiliates. In establishing accruals or reserves for current Taxes, the Companies may make full use of all available net operating loss carryforwards.

“Working Capital Reduction” is defined in Section 2.5(a)(i).

ARTICLE II DESCRIPTION OF TRANSACTION

2.1 Merger of Merger Sub into EUSA.

(a) Upon the terms and subject to the provisions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into EUSA. By virtue of the Merger, at the Merger Effective Time, the separate existence of Merger Sub shall cease and EUSA shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). From and after the Merger Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of EUSA and Merger Sub, all as provided under the DGCL.

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The certificate of incorporation of the Merger Sub in effect at the Merger Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law; provided that, at the Merger Effective Time, Article First of such certificate of incorporation shall be amended to read as follows: “The name of the corporation is EUSA Pharma Inc.” The bylaws of the Surviving Corporation shall be amended and restated as of the Merger Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time. The directors and officers of the Surviving Corporation immediately after the Merger Effective Time shall be the respective individuals who were directors and officers of Merger Sub immediately prior to the Merger Effective Time.

2.2 Closing; Closing Effective Time; Purchase Price.

(a) The consummation of the Merger (the “Closing”) will take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, commencing at 10:00 a.m. local time on the fifth (5th) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing), but unless consented to by the Buyer in its sole discretion, in no event earlier than June 13, 2012, or such other place and date as the Buyer and the Stockholders’ Representatives may mutually determine (the date of Closing, the “Closing Date”). The Closing shall be deemed effective as of the Closing Effective Time.

(b) Subject to the terms of this Agreement, promptly following the Closing, EUSA shall file a certificate of merger satisfying the applicable requirements of the DGCL with the Secretary of State of the State of Delaware and EUSA and Merger Sub shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger by agreement of the Parties) (the time as of which the Merger becomes effective being referred to as the “Merger Effective Time”).

(c) The aggregate amount payable by the Buyer to any Person in connection with the Transactions shall equal Six Hundred Fifty Million Dollars ($650,000,000) the “Base Amount”), as adjusted pursuant to Section 2.2(d) and Section 2.5, plus the Milestone Payment, if, as and when the Milestone Payment is required to be made.

(d) The estimated amount to be paid at Closing (the “Estimated Purchase Price”) in respect of the Capital Stock and EUSA Rights held by Participants will be an amount equal to the Base Amount, plus the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital, minus the Bonus and Repurchase Amount, plus the Estimated Cash, minus the Estimated Debt, if any, minus the Unpaid Transaction Expenses, if any, in each case as set forth in the Closing Date Allocation Schedule, minus, the Escrow Amount and minus the Stockholders’ Representatives Fund Amount.

(e) All amounts payable under this Agreement to Participants shall be distributed to Participants in accordance with EUSA’s Amended and Restated Certificate of Incorporation in effect as of immediately prior to the Merger Effective Time (it being understood that for purposes of determining any such distribution to EUSA Stockholders, it shall be assumed that all EUSA Options and EUSA Warrants shall have been exercised or converted into shares of Capital Stock, as have any Convertible Notes that have actually so converted (or have conditionally converted subject to Closing)), in each case, as more fully set forth on each Allocation Certificate.

2.3 Treatment of Capital Stock and EUSA Rights; Allocation Certificates; Payments.

(a) Subject to Section 2.8, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, EUSA or any EUSA Stockholder:

(i) except as provided in clause “(iii)” below, the shares of Capital Stock outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive, in each case, without interest, (collectively, the “Merger Consideration”): (A) an amount in cash equal to the portion of the Estimated Purchase Price set forth on the Closing Date Allocation Schedule next to the name of the Participant that held such shares immediately prior to the Merger Effective Time; plus (B) with respect to the Participant that held such shares immediately prior to the Merger Effective Time, such Participant’s Pro Rata Percentage of any amounts payable pursuant to Section 2.5, such Participant’s Pro Rata Percentage of any amounts payable pursuant to Section 2.6, if any, such Participant’s Pro Rata Percentage of any amounts released to the Participants from the Escrow Funds, if any (after any deduction to refresh the Stockholders’ Representatives Fund under Section 11.16, if any), and such Participant’s Pro Rata Percentage of any amounts released to the Participants from the unused Stockholders’ Representatives Fund pursuant to Section 11.16, if any, in each case as, when and if such payments are required to be made;

(ii) each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Merger Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(iii) each share of Capital Stock that is held by EUSA as treasury stock, and each share of Capital Stock owned by Buyer or Merger Sub or any other Affiliate of Buyer, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Contingent upon the Merger Effective Time, prior to, and effective as of immediately prior to, the Merger Effective Time, EUSA shall take all necessary action to fully accelerate the vesting and exercisability of each EUSA Option. Contingent upon the Merger Effective Time, the EUSA Options that are held by US Participants immediately prior to the

Merger Effective Time and that are not exercised (conditionally upon Closing) prior to the Merger Effective Time shall terminate without payment therefor and cease to be outstanding effective as of immediately prior to the Merger Effective Time. Contingent upon the Merger Effective Time and effective immediately prior to the Merger Effective Time, all EUSA Options that are immediately prior to the Merger Effective Time held by Persons who are not US Participants that are not exercised (conditionally upon Closing) prior to the Merger Effective Time shall terminate and the Participants who held such EUSA Options shall be entitled to receive pursuant to this Agreement, in exchange for the cancellation of such EUSA Options, an amount in cash equal to the sum of, without interest (collectively, the “Option Consideration”): (i) (A) the portion of the Estimated Purchase Price set forth on the Closing Date Allocation Schedule next to such Participant’s name; minus (B) the aggregate exercise price associated with each Participant’s EUSA Options; plus (ii) such Participant’s Pro Rata Percentage of any amounts payable pursuant to Section 2.5, such Participant’s Pro Rata Percentage of any amounts payable pursuant to Section 2.6, if any, such Participant’s Pro Rata Percentage of any amounts released to the Participants from the Escrow Funds, if any (after any deduction to refresh the Stockholders’ Representatives Fund under Section 11.16, if any), and such Participant’s Pro Rata Percentage of any amounts released to the Participants from the unused Stockholders’ Representatives Fund pursuant to Section 11.16, if any, in each case as, when and if such payments are required to be made. As of and contingent on the Merger Effective Time, EUSA shall cause the EUSA Stock Plan to terminate. EUSA shall take, or cause to be taken, all actions necessary to effectuate the foregoing provisions of this Section 2.3(b), including obtaining any necessary resolutions of the board of directors of any of the Companies or a committee thereof and any necessary consent of holders of EUSA Options.

(c) At the Merger Effective Time, the EUSA Warrants that are outstanding as of immediately prior to the Merger Effective Time shall be cancelled at the Merger Effective Time, and the Participants holding them shall be entitled to receive, in consideration of such cancellation, an amount in cash equal to the sum of, without interest (collectively, the “Warrant Consideration”): (i) (A) the portion of the Estimated Purchase Price set forth on the Closing Date Allocation Schedule next to such Participant’s name; minus (B) for each such EUSA Warrant the exercise price per share of Capital Stock as to which such EUSA Warrant is exercisable; plus (ii) such Participant’s Pro Rata Percentage of any amounts payable pursuant to Section 2.5, such Participant’s Pro Rata Percentage of any amounts payable pursuant to Section 2.6, if any, such Participant’s Pro Rata Percentage of any amounts released to the Participants from the Escrow Funds, if any (after any deduction to refresh the Stockholders’ Representatives Fund under Section 11.16, if any), and such Participant’s Pro Rata Percentage of any amounts released to the Participants from the unused Stockholders’ Representatives Fund pursuant to Section 11.16, if any, in each case as, when and if such payments are required to be made. EUSA shall take all necessary and appropriate action to enable the treatment of the EUSA Warrants contemplated by this Section 2.3(c).

(d) At the Closing, EUSA shall cause all rights to acquire Capital Stock pursuant to outstanding Convertible Notes, to the extent the Convertible Notes have not been previously converted into shares of Capital Stock of EUSA (or conditionally converted subject to Closing), to be satisfied in full and terminated upon payment of the amounts pursuant to Section 2.3(f)(iii). EUSA shall take all necessary and appropriate action to enable the treatment of the Convertible Notes contemplated by this Section 2.3(d).

(e) At least five (5) Business Days prior to the Closing Date, EUSA will deliver to the Buyer and the Stockholders’ Representatives a certificate (a “Closing Date Allocation Schedule”) signed by the Chief Financial Officer of EUSA, certifying as to the accuracy and completeness of the information in clauses (i) through (ix) hereof, and prior to any other payment under this Agreement, the Stockholders’ Representatives shall provide the Buyer with a certificate that shall set forth the information in clause (ix) hereof (a “Post-Closing Allocation Schedule” and together with the Closing Date Allocation Schedule, each an “Allocation Schedule”): (i) EUSA’s good faith estimate of the Working Capital (the “Estimated Working Capital”), the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, and the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital; (ii) the aggregate Bonus and Repurchase Amount; (iii) wire transfer instruction to an account of the Companies and their payroll agents (iv) EUSA’s good faith estimate of Cash (the “Estimated Cash”); (v) EUSA’s good faith estimate of Funded Debt (the “Estimated Debt”) and the name, contact information, wire instructions and payoff amounts, including all interest, premiums and penalties, necessary to satisfy in full and terminate such Funded Debt; (vi) the aggregate amount of Unpaid Transaction Expenses, if any, and the name, contact information, wire instructions and payoff amounts to be paid to satisfy in full such Unpaid Transaction Expenses; (vii) the identity of each holder of Capital Stock and EUSA Rights that are outstanding immediately prior to the Closing, and, to the extent any of the foregoing are expected to be exercised or converted into EUSA Common Stock, the number of shares in respect thereof; (viii) the exercise prices for each EUSA Option and EUSA Warrant that are expected to be outstanding immediately prior to the Closing and the aggregate amounts thereof; (ix) a spreadsheet setting forth the identity of each Person who is entitled to receive Merger Consideration, Options Consideration, Warrant Consideration or any portion of the Bonus and Repurchase Amount at Closing (or any later payment), the amounts payable, on an aggregate basis, at Closing to, the Pro Rata Percentage of each such Person, the name, delivery instructions, and, to the extent known, U.S. and foreign, as applicable, tax identification number of each such Person, an indication of whether withholding will be required in connection with the payment to such Person and any other information necessary to make payments at Closing and/or any other payment in such form as the Buyer or the Paying Agent may reasonably request. Any Allocation Schedule (including the information set forth therein) must be in form and substance reasonably acceptable to the Buyer and all references in this Agreement to any Allocation Schedule shall mean such Allocation Schedule as it may have been revised to be reasonably acceptable to the Buyer.

(f) As soon as practicable after the Closing Date, but in no event later than the first Business Day following the Closing Date (except as provided below), the following amounts shall be paid by the Buyer as follows:

(i) the Buyer shall deposit with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable to Participants pursuant to Section 2.3(a)(i)(A) upon surrender of Certificates representing outstanding shares of Capital Stock and cash sufficient to pay the aggregate Warrant Consideration and Option Consideration payable pursuant to Sections 2.3(b)(i) and 2.3(c)(i), respectively, in each case, other than with respect to Participants for which the payment is subject to wage and payroll tax withholding (collectively, the “Payment Fund”) and shall cause the Paying Agent to promptly pay such amounts, in each case, in the amounts, and in accordance with Section 2.9 and the Closing Date Allocation Schedule;

(ii) the Buyer shall deposit an amount equal to the Escrow Amount with the Escrow Agent pursuant to the Escrow Agreement (by wire transfer of immediately available funds to a single bank account designated by the Escrow Agent, to be held in accordance with the provisions of the Escrow Agreement);

(iii) on the Closing Date, an amount equal to the Estimated Debt, if any, shall be paid by the Buyer (on behalf of the applicable Companies) to the third parties to whom such amounts are owed, in each case, in the amounts, and in accordance with, the Closing Date Allocation Schedule;

(iv) an amount equal to the amount of Unpaid Transaction Expenses, if any, shall be paid by the Buyer (or the applicable Companies) to the third parties to whom such amounts are owed, in each case in the amounts, and in accordance with, the Closing Date Allocation Schedule;

(v) the Buyer shall deposit in one or more accounts of the Companies or their payroll agents (by wire transfer of immediately available funds), cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.3(a)(i)(A) upon surrender of Certificates representing outstanding shares of Capital Stock and cash sufficient to pay the aggregate Option Consideration and Warrant Consideration payable pursuant to Sections 2.3(b)(i) and 2.3(c)(i), respectively, in each case, with respect to Participants for which payment is subject to wage and payroll tax withholding and for whom a duly executed Letter of Transmittal is delivered to the Buyer at least five (5) Business Days prior to Closing and cause the applicable Company or its payroll agent to promptly pay such amounts, in each case, in the amounts, and in accordance with, the Closing Date Allocation Schedule;

(vi) the Buyer shall deposit an amount equal to the Stockholders’ Representatives Fund Amount with the Stockholders’ Representatives for use as permitted under Section 11.16; and

(vii) the Buyer shall deposit in one or more accounts of the Companies or their payroll agents (by wire transfer of immediately available funds) the Bonus and Repurchase Amount, and shall cause the applicable Company or Companies to promptly: (A) cause the applicable payroll agents to promptly pay the portion of the Bonus and Repurchase Amount to the Persons for which payments are subject to payroll tax withholding; and (b) pay the portion of the Bonus and Repurchase Amount to the Persons for which payments are not subject to payroll tax withholding, in each case, in the amounts, and in accordance with, the Closing Date Allocation Schedule.

2.4 Closing Statement.

(a) After the Closing, the Buyer will cause the Companies to prepare a consolidated balance sheet of the Companies as of the Closing Effective Time (without taking into account any of the payments made by the Buyer pursuant to Section 2.3(f)) (the “Closing Statement”), in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Financial Statements, which shall also include Buyer’s good faith calculation of Working Capital, Funded Debt and Cash (including any information available as to differences from the estimates thereof used in Section 2.2 above, if any). Within ninety (90) days after the Closing Date, the Buyer will deliver to the Stockholders’ Representatives the Closing Statement, its calculation of the Working Capital, Funded Debt and Cash, together with copies of relevant supporting work papers and any other related documentation reasonably requested prior to such time by the Stockholders’ Representatives (collectively, such deliveries are referred to herein as the “Buyer’s Calculation Documents”). The Buyer will not propose any accrual or reserve for Taxes in the calculation of Working Capital in the Closing Statement not reflected in the Estimated Working Capital unless the Companies’ have taken a position with respect to the Tax matter or Tax position giving rise to such proposed accrual or reserve reflected in the Estimated Working Capital that is not permitted by applicable Law (except that, in the case of a proposed accrual or reserve resulting from a mere calculation error under an agreed position, it may do so if a manifest error was made by the Companies’ in the calculation of such proposed accrual or reserve reflected in the Estimated Working Capital). In establishing accruals or reserves for current Taxes, the Companies may make full use of all available net operating loss carryforwards.

(b) The Stockholders’ Representatives and their Representatives will be entitled to either reasonable access during business hours to examine or be provided copies of (with the decision of whether to provide access or copies to be determined by Buyer): (i) the work papers related to the preparation of, or support for, the Closing Statement or the Buyer’s calculation of Working Capital, Funded Debt and Cash, to the extent not already included in the Buyer’s calculation documents, and (ii) the relevant books and records of the Buyer and the Companies relating thereto and to discuss the preparation of the Buyer’s Calculation Documents with the Buyer, the Companies and each of their respective Representatives involved with respect thereto. The Buyer and its Representatives shall cooperate with the Stockholders’ Representatives and their Representatives in connection with the Stockholders’ Representatives’ examination of the Buyer’s Calculation Documents and other reasonable requests by the Stockholders’ Representatives or their Representatives in connection therewith.

(c) If the Stockholders’ Representatives disagree with the Buyer’s determination of the Closing Statement or the Buyer’s calculation of Working Capital, Funded Debt or Cash, the Stockholders’ Representatives shall deliver to the Buyer, within twenty (20) days after the Buyer delivered the Closing Statement (such twenty (20) day period, the “Objection Period”), a written notice (the “Dispute Notice”) setting forth a description (in reasonable detail (to the extent such detail is available to the Stockholders’ Representatives)) of each such disagreement, and its calculation of, if applicable, Working Capital, Funded Debt or Cash and the relevant supporting work papers related to such calculations (each such item set forth in the Dispute Notice, an “Item of Disagreement”). Unless the Stockholders’ Representatives deliver the Dispute Notice to the Buyer within the Objection Period, the Buyer’s determination of the Closing Statement, Working Capital, Funded Debt and Cash shall be conclusive and binding upon all of the Parties and the Participants.

(d) In the event that the Stockholders’ Representatives deliver the Dispute Notice to the Buyer within the Objection Period, the Buyer and the Stockholders’ Representatives will negotiate in good faith to resolve all Items of Disagreement. If, after a period of twenty (20) days following the date on which such Dispute Notice is delivered, the Buyer and the Stockholders’ Representatives have not resolved each such Item of Disagreement, then either the Buyer or the Stockholders’ Representatives will be entitled to submit all such Items of Disagreement that remain unresolved to Deloitte or another firm agreed by the Buyer and the Stockholders’ Representatives (the “Resolution Accountants”). Each of the Buyer and the Stockholders’ Representatives shall, and shall cause their respective Representatives to, cooperate with the Resolution Accountants so as to enable it to make its determination as quickly and as accurately as practicable. The Buyer and the Stockholders’ Representatives shall direct the Resolution Accountants to decide all remaining Items of Disagreement solely based on the terms and standards set forth in this Agreement without adding or subtracting from such terms and standards. The Buyer and the Stockholders’ Representatives shall use all commercially reasonable efforts to obtain from the Resolution Accountants a resolution of all Items of Disagreements that remain unresolved within twenty (20) days after the date on which the Resolution Accountants are engaged or as soon thereafter as possible. The Resolution Accountants will render such resolution in writing, and the calculation of, if applicable, the Working Capital, Funded Debt or Cash by the Resolution Accountants will be binding upon the Parties (and for the avoidance of doubt the Resolution Accountants shall only address Items of Disagreement and shall not adjust any amounts that are not in dispute). The cost of the services of the Resolution Accountants will be borne by the Party (the Buyer or the Participants) whose last written settlement offer submitted to the other Party before the engagement of the Resolution Accountants differs the most, in the aggregate, from the amount of, if applicable, Working Capital, Funded Debt or Cash as finally determined by the Resolution Accountants. If both last written settlement offers differ equally, such cost will be borne half by the Buyer and half by the Participants. Notwithstanding anything to the contrary herein, in the case of an Item of Disagreement questioning any position that a Company took with respect to a Tax matter or Tax treatment (as opposed to whether a mere calculation error was made under an agreed Tax treatment), the Resolution Accountants shall only overrule or alter the Companies’ position with respect to such Tax matter or Tax treatment if the Resolution Accountants determine that the Company’s position is not permitted by applicable Law (as opposed to any lesser standard, such as whether the Buyer’s proposed treatment is more conservative or more likely to be agreed by the Taxing authority).

2.5 Post-Closing Purchase Price Adjustment.

(a) If the actual:

(i) Working Capital finally determined as provided in Section 2.4: (A) exceeds the Estimated Working Capital, then the Purchase Price will be increased by the amount of such excess; or (B) is less than the Estimated Working Capital, then the Purchase Price will be reduced by the amount by which the Estimated Working Capital exceeds the actual Working Capital (a “Working Capital Reduction”);

(ii) Funded Debt finally determined as provided in Section 2.4 (A) exceeds the Estimated Debt, then the Purchase Price will be decreased by the amount of such excess (the “Indebtedness Reduction”); or (B) is less than the Estimated Debt, then the Purchase Price will be increased by the amount by which the Estimated Debt exceeds the actual Funded Debt; and

(iii) Cash finally determined as provided in Section 2.4 (A) exceeds the Estimated Cash, then the Purchase Price will be increased by the amount of such excess; or (B) is less than the estimate thereof used in Section 2.2 above, then the Purchase Price will be reduced by the amount by which the Estimated Cash exceeds the actual Cash (the “Cash Reduction” and together with the Working Capital Reduction and the Indebtedness Reduction, the “Reduction”).

(b) Within ten (10) days after the final determination of Working Capital, Funded Debt and Cash in accordance with Section 2.4: (i) if the Purchase Price (as determined after the application of the aggregate adjustments required under Section 2.5(a)) exceeds the Estimated Purchase Price (as set forth in the Closing Date Allocation Schedule) the Stockholders’ Representatives shall deliver a Post-Closing Allocation Schedule to the Buyer in respect of such excess amount, and within five (5) Business Days after receipt of such Post-Closing Allocation Schedule, the Buyer shall, deposit, or cause to be deposited: (A) with the Paying Agent cash sufficient to pay the portion of such excess amount payable to any Participant for which payment is not subject to wage or payroll tax withholding and shall cause the Paying Agent to promptly distribute such portion of the excess amount in accordance with such Post-Closing Allocation Schedule; and (B) into one or more accounts of the Companies or their payroll agents cash sufficient to pay the portion of such excess amount payable to any Participant for which payment is subject to wage or payroll tax withholding and shall cause the applicable Company or its payroll agent to promptly distribute such portion of the excess amount in accordance with such Closing Date Allocation Schedule, in each case, subject to Section 2.9; or (ii) if the Purchase Price (as determined after the application of the aggregate adjustments required under Section 2.5(a)) is less than the Estimated Purchase Price (as set forth in the Closing Date Allocation Schedule), the Stockholders’ Representatives and the Buyer will instruct the Escrow Agent to pay to the Buyer out of the Escrow Funds, by wire transfer of immediately available funds to a bank designated by the Buyer, an amount equal to the Reduction (it being understood that the Deductible shall not apply to any amounts payable pursuant to this Section 2.5(b)(ii)) .

2.6 Contingent Consideration.

(a) Definitions. For purposes of this Section 2.6:

“Chargebacks” means chargebacks and similar payments (including administrative fees in connection therewith) to wholesalers and other distributors in connection with the Erwinaze Products.

“Credits” shall mean credits, rebates (including Medicaid rebates), reimbursements, and similar payments to buying groups, including retail pharmacy chains, product wholesalers, managed care organizations and benefit managers, insurers and other institutions in connection with the Erwinaze Products but excludes credits issued in respect of returned Erwinaze Products.

“Diligent Efforts” means, with respect to the efforts to be expended to develop, improve, market, promote and sell the Erwinaze Product in the United States, the carrying out of such activities using commercially reasonable efforts, which efforts shall be consistent with the exercise of prudent business judgment applied in the pharmaceutical industry to products or marketing projects of similar commercial potential by an owner who does not have another product that competes with it; provided, that it is expressly understood that despite the use of such above described efforts, the activities that would result in the achievement of the obligation to pay the Milestone Payment may not occur.

“Milestone Event” shall mean the event referred to in the chart in Section 2.6(b) under the heading “Milestone Event.”

“Milestone Payment” means the payment that becomes due and payable upon the occurrence of the Milestone Event pursuant to Section 2.6(b).

“U.S. Net Sales” means with respect to sales of Erwinaze Product in the United States: the gross amount invoiced by the Buyer or its Affiliates, licensees, sublicenses or joint venture or other partners (without double counting) for sales of such Erwinaze Product to third parties, less: (a) cash and wholesaler discounts consistent with customary practices in the industry and the policies and practices of Buyer for similar products as consistently applied across Buyer’s products; (b) Credits and Chargebacks consistent with customary practices in the industry and the policies and practices of Buyer for similar products as consistently applied across Buyer’s products; (c) sales credits, refunds, recalls, returns and allowances consistent with customary practices in the industry and the policies and practices of Buyer for similar products as consistently applied across Buyer’s products; (d) bad debts, Taxes (other than income Taxes or franchise Taxes) and similar customary deductions consistent with customary practices in the industry and the policies and practices of Buyer for similar products as consistently applied across Buyer’s products; and (e) reasonable distributors’ fees consistent with customary practices in the industry and the policies and practices of Buyer for similar products as consistently applied across Buyer’s products. Such amounts shall be determined from the relevant books and records of Buyer, which Buyer shall maintain in accordance with GAAP, such that U.S. Net Sales is equal to net sales for Erwinaze Products in the United States as recorded in the Buyer’s financial statements in accordance with GAAP and otherwise applied in a manner consistent with the application of GAAP by the Buyer to similar products of the Buyer. Anything to the contrary notwithstanding, in no event shall U.S. Net Sales for any period be a negative number.

Sales in the United States between the Buyer, its Affiliates or joint venture or other partners shall be disregarded for the purposes of calculating U.S. Net Sales as long as the Erwinaze Product is (i) resold to an unrelated third party in which case the final sale to such unrelated third party shall be included in U.S. Net Sales or (ii) transferred or disposed of by the Buyer, its Affiliates or joint venture or other partners for a purpose specified in this paragraph. Transfers or dispositions of Erwinaze Products in the United States in commercially reasonable quantities (consistent with the Companies’ pre-Closing practices), at non-profit rates, for non-commercial manufacturing purposes and/or for patient assistance programs, and/or for purposes of complying with regulatory or governmental requirements, shall not in each case be deemed “sales” for the purposes of calculating U.S. Net Sales. Otherwise, for the purposes of calculating U.S. Net Sales, a “sale” shall include any transfer or other disposition of the Erwinaze Product in the United States for consideration, and U.S. Net Sales shall be calculated as above on the value of the consideration received, provided that if a “sale” involves consideration other than cash or is not at arm’s length, then the U.S. Net Sales shall be based on the fair market value for the Erwinaze Product, which shall mean the selling party’s average invoice price for the calendar quarter when such sale took place. In the case of a sale of the Erwinaze Product together with other products or services (or to a third party that regularly purchases other products or services),

(x) in no event shall any of the deductions otherwise allowable above be applied in a discriminatory or non-customary manner so as to allocate a higher percentage thereof to the Erwinaze Product than would be standard in a stand-alone, arms’-length sale to a third party who only purchased the Erwinaze Product, and (y) the sales price for the Erwinaze Product shall not be reduced (or the prices for other products or services increased) in a discriminatory or non-customary manner so as to allocate a higher percentage of aggregate proceeds from such third party to the non-Erwinaze Products.

(b) Milestone Event and Milestone Payment. As promptly as practicable, but in any event within five (5) Business Days after the Parent’s filing with the United States Securities and Exchange Commission of an annual report on Form 10-K (or any applicable comparable report) for the twelve month (12) period ending December 31, 2013, or in the event that the Parent no longer files such reports, within five (5) Business Days after March 1, 2013, in either case, if the Milestone Event is achieved during the twelve month (12) period ending December 31, 2013, the Milestone Payment in the chart below shall become due and payable in accordance with Section 2.6(c). Notwithstanding the foregoing, if (i) U.S. Net Sales for the calendar year 2013 are equal to or greater than One Hundred Twenty Four Million Five Hundred Thousand Dollars ($124,500,000) as of September 30, 2013 as determined within five (5) Business Days after the Parent’s filing with the United States Securities and Exchange Commission of a quarterly report on From 10-Q (or any applicable comparable report) for the nine (9) month period ending September 30, 2013 and (ii) between such date and December 31, 2013 there is no material development that the Buyer reasonably determines on or prior to January 10, 2014 would cause the Milestone Event to not have been met for the twelve month (12) period ending December 31, 2013, then the Milestone Payment in the chart below shall become due and payable as of January 10, 2014 in accordance with Section 2.6(c).

Milestone Event	Milestone Payment
U.S. Net Sales for the twelve month (12) period ending December 31, 2013 are equal to or greater than One Hundred Twenty Four Million Five Hundred Thousand Dollars ($124,500,000).	Fifty Million Dollars ($50,000,000)

(c) Distribution of Milestone Payment. If the Milestone Payment becomes due and payable pursuant to Section 2.6(b), the Buyer shall notify the Stockholders’ Representatives that the Milestone Payment has become due and payable and shall pay each Participant such Participant’s Pro Rata Percentage of the Milestone Payment in accordance with the following sentence. As promptly as practicable, but in any event within one (1) Business Days after receipt of any Post-Closing Allocation Schedule delivered by the Stockholders’ Representatives following the Buyer’s notification that the Milestone Payment has become due and payable, the Buyer shall, subject to the Buyer’s right to retain and set off pursuant to Article VIII, deposit, or cause to be deposited: (i) with the Paying Agent cash sufficient to pay the portion of the Milestone Payment payable to each Participant for which the payment of any portion of the Milestone Payment is not subject to wage or payroll tax withholding and shall cause the Paying Agent to promptly distribute such portion of the Milestone Payment in accordance with such Post-Closing Allocation Schedule; and (ii) into one or more accounts of the Companies or their payroll agents cash sufficient to pay the portion of the Milestone Payment payable to each Participant for which the payment of any portion of the Milestone Payment is subject to wage or payroll tax withholding and shall cause the applicable Company or its payroll agent to promptly distribute such portion of the Milestone Payment in accordance with such Post-Closing Allocation Schedule.

(d) Milestone Rights Not Transferable. The right of any Participant to receive the Milestone Payment: (i) does not give the Participant dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of Capital Stock; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by such Participant, except by will, upon death or by operation of law; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration set forth in this Section 2.6. Any attempted transfer of the right to the Milestone Payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(e) Diligent Efforts. Commencing upon the Closing and until December 31, 2013, the Buyer and its affiliates shall use Diligent Efforts to develop, improve, market, promote and sell the Erwinaze Product in the United States. Neither Buyer nor its Affiliates shall act in bad faith to take any action which has as a purpose to decrease U.S. Net Sales or avoid achieving the Milestone Event, or to accelerate or defer receipt of U.S. Net Sales outside calendar year 2013, or to otherwise accelerate, delay, minimize or prevent payment of the Milestone Payment.

(f) Information Obligations. Beginning with the calendar quarter ending September 30, 2012 through the calendar quarter ending December 31, 2013, the Buyer shall provide to the Stockholders’ Representatives quarterly written reports indicating: (i) gross sales of the Erwinaze Product in the United States, (ii) the amount and nature of any reductions from such sales of the Erwinaze Product taken for the sale or consumption of the Erwinaze Product for non-commercial manufacturing purposes and/or for patient assistance programs, and/or for purposes of complying with regulatory or governmental requirements as provided above in the definition of U.S. Net Sales, and (iii) the amount of U.S. Net Sales setting forth in reasonable detail the deductions claimed as provided above (the “Quarterly Sales Reports”). Each Quarterly Sales Report will be provided within sixty (60) days of the end of each quarterly period. The Stockholders’ Representatives agree to keep such information confidential, provided that the Stockholder Representatives may share such information with the Participants and any advisors, accountants and attorneys for the Stockholders’ Representatives, in each case so long as such parties are subject to a confidentiality obligation with respect to such information and provided that the Stockholders’ Representatives may use such information to enforce the rights of the Participants under this Agreement. Buyer shall keep records (consistent with the records kept by Buyer for other Buyer products but in any event containing sufficient information to be able to determine U.S. Net Sales) pertaining to U.S. Net Sales for the period beginning on the Closing Date and ending on March 31, 2014, in sufficient detail to permit the Stockholders’ Representatives to confirm the accuracy of the Quarterly Sales Reports. At any time and from time to time during the period commencing on the Closing Date and ending on June 30, 2014 (but no more often than twice in any calendar year during such period), the Stockholders’ Representatives shall have the right to retain and cause an independent, certified public accountant reasonably acceptable to the Buyer to conduct an audit of relevant records of the Buyer in order to confirm U.S. Net Sales for the twelve month (12) period ending December 31,

2013. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Buyer. The Participants shall bear the full cost of such audits (provided that if it is determined, whether by the parties or by the Resolution Accountants pursuant to subsection (g) below) that the Milestone Event was achieved, the Buyer shall promptly reimburse the Stockholders’ Representatives for the full cost and expense of such audits). If a dispute arises with respect to the calculation of the U.S. Net Sales or the payment of the Milestone Payment, the Stockholder Representatives shall deliver a written notice of dispute to Buyer on or before September 30, 2014, setting forth in reasonable detail the basis for the dispute (the “Dispute Notice”).

(g) Milestone Payment Dispute Resolution. If the Stockholders’ Representatives deliver the Dispute Notice to the Buyer on or before June 30, 2014, the Buyer and the Stockholders’ Representatives will negotiate in good faith to resolve all items of disagreement regarding U.S. Net Sales or the payment of the Milestone Payment. If, after a period of thirty (30) days following the date on which the Dispute Notice is delivered, the Buyer and the Stockholders’ Representatives have not resolved the dispute, then either the Buyer or the Stockholders’ Representatives will be entitled to submit such dispute to the Resolution Accountants. Each of the Buyer and the Stockholders’ Representatives shall, and shall cause their respective Representatives to, cooperate fully with the Resolution Accountants so as to enable the Resolution Accountants to make a determination as quickly and as accurately as practicable. The Buyer and the Stockholders’ Representatives shall direct the Resolution Accountants to decide all disagreements concerning the U.S. Net Sales or the payment of the Milestone Payment solely based on the terms and standards set forth in this Section 2.6 without adding or subtracting from such terms and standards. The Buyer and the Stockholders’ Representatives shall use all commercially reasonable efforts to obtain from the Resolution Accountants a resolution of the dispute within thirty (30) days after the date on which the Resolution Accountants are engaged under this Section 2.6 or as soon thereafter as possible. The Resolution Accountants will render a resolution of U.S. Net Sales or the payment of the Milestone Payment in writing, including all calculations in connection therewith, and such resolution will be binding upon the Parties and the Participants. The cost of the services of the Resolution Accountants, and the reasonable costs and expenses of the prevailing Party (the Buyer or the Participants) incurred in connection with the dispute resolution process set forth above, will be borne by the Party (the Buyer or the Participants) that receives an unfavorable resolution from the Resolution Accountants. If the Resolution Accountants determine a dispute in favor of the Participants, Buyer shall pay the Milestone Payment in accordance with Section 2.6(c) and the costs and expenses incurred by the Stockholders’ Representatives in connection with the related audits and dispute within five (5) Business Days of such determination.

(h) Assignment. In the event that Buyer or any of its respective successors or assigns: (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or otherwise transfers or conveys the Erwinaze Products, then, and in each such case, the Buyer shall ensure that proper provision is made so that such successors and assigns of the Buyer or such assets shall assume all of the obligations thereof set forth in this Section 2.6.

2.7 Tax Withholding.

(a) The Parties acknowledge that applicable Law may require deduction and withholding (i) with respect to certain categories of payments to be made pursuant to this Agreement, including without limitation amounts treated as compensation for services rendered or treated as interest or (ii) if certain required documentation, including without limitation complete and accurate IRS Forms W-9, W-8BEN and W-8IMY (with all required attachments) as applicable, is not delivered to the Buyer, the Escrow Agent or the Paying Agent. Subject to the limitations of this Section 2.7, each of the Buyer, the Escrow Agent, the Paying Agent and any agent of the Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are deducted and withheld for the payment of any Taxes, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(b) The Parties shall use their reasonable best efforts to agree, not later than 10 Business Days prior to the expected Closing Date, as to the categories of payments to be made contemporaneous with the Closing Date under this Agreement that will or will not be subject to withholding (assuming that each Participant will provide the required documentation for avoiding withholding under the Code). With respect to such payments, in order to reduce or avoid withholding Taxes to the extent possible, each Participant shall deliver such Tax forms as are required to be delivered pursuant to such Participant’s Letter of Transmittal. If the Buyer, the Paying Agent, or the Escrow Agent determine that a payment due under this Agreement is subject to withholding Tax and the Stockholders’ Representatives disagree with such determination, the Parties agree to submit such disagreement to Deloitte, or such other nationally recognized independent accounting firm as the Buyer and the Stockholders’ Representatives mutually agree for resolution (the “Tax Arbitrator”). The Tax Arbitrator’s resolution of the amount of any withholding taxes due shall be binding on all Parties and the applicable payment shall be made in accordance with such resolution. The fees of the Tax Arbitrator shall be shared equally between (i) the Participants, on a pro rata basis, for whom a payment was subject to resolution by the Tax Arbitrator and (ii) the Buyer.

(c) With respect to payments not made contemporaneously with the Closing Date, to reduce or avoid withholding Taxes to the extent possible, each Participant shall deliver such Tax forms as reasonably requested by the Buyer, the Escrow Agent or the Paying Agent. Prior to payment of any such amounts, the Buyer will give the Stockholders’ Representatives (i) notice of any applicable withholding taxes as far in advance as is practicable under the circumstances and (ii) a reasonable opportunity for the Participants to claim a reduction or exemption from such withholding taxes. If the Buyer and the Stockholders’ Representatives disagree with the determination of any withholding taxes applicable to payments described in this subsection (c), procedures similar to subsection (b) will apply to resolve such dispute.

(d) The Parties will cooperate to allow the Buyer, at its election, to effectuate withholding with respect to compensation payments by means acceptable to the Buyer, including by paying the applicable portion of the payment for which such withholding is required to the employer and causing the employer to withhold the applicable amounts through its payroll system. The Parties will use commercially reasonable efforts to fully cooperate in order to minimize or eliminate any withholding tax otherwise applicable to any amounts payable pursuant to this Agreement.

2.8 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Capital Stock that, as of immediately prior to the Merger Effective Time, are held by holders who have as of such time preserved appraisal rights under Section 262 of the DGCL (“Dissenting Shares”) with respect to such shares, shall not be converted into or represent the right to receive or be exchangeable for the consideration specified in Section 2.3(a)(i) and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Section 262 of the DGCL and the Buyer shall pay any consideration required to be paid to such holders of Dissenting Shares; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall withdraw or otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Merger Effective Time or the time of the failure to perfect such status or the withdrawal or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Certificate(s) therefor in accordance with Section 2.9) the consideration specified in Section 2.3(a)(i).

(b) EUSA shall give the Buyer: (i) prompt notice of any written demand received by EUSA prior to the Merger Effective Time to require EUSA to purchase shares of Capital Stock pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to EUSA prior to the Merger Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Prior to the Merger Effective Time, EUSA shall not, without the prior written consent of the Buyer, make any payment with respect to, or settle or offer to settle, any demands for payment under Section 262 of the DGCL, or agree to do any of the foregoing. After the Merger Effective Time, Buyer shall not, without the prior written consent of the Stockholders’ Representatives (not to be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any demands for payment under Section 262 of the DGCL that result in Dissenting Share Payments, or agree to do any of the foregoing.

2.9 Payment Procedures. Prior to the Closing, EUSA shall provide a letter of transmittal in form and substance reasonably acceptable to the Buyer (which shall specify, among other matters, that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates (or lost certificate affidavits) to the Buyer or Surviving Corporation, provide for the appointment of the Stockholders’ Representatives as contemplated herein, and include a release of claims as equityholders and a joinder, in each case, on substantially the same terms set forth in the Stockholder Agreement) (the “Letter of Transmittal”) and other relevant materials to each Participant. Upon surrender of certificate(s) that immediately prior to the Merger Effective Time represented shares of Capital Stock (each such certificate, a “Certificate”) for cancellation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration with respect to each share of Capital Stock evidenced by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Upon return of a duly completed and validly executed Letter of Transmittal, each Participant who is eligible to receive Option Consideration in respect of EUSA Options or Warrant Consideration in respect of EUSA Warrants shall be entitled to receive in exchange therefor the applicable Option Consideration or Warrant Consideration with respect to such EUSA Option or EUSA Warrant and shall not be required to deliver any Certificates in respect of such EUSA Option or EUSA Warrant. In the event of a transfer of ownership of shares of Capital Stock that is not registered in the transfer records of EUSA Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if: (a) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer; (b) the Person requesting such payment shall certify that the rights in respect of the relevant Certificates were transferred to it prior to the Merger Effective Time; and (c) the Person requesting such payment shall pay any transfer and other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Buyer that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to each share of Capital Stock evidenced by such Certificate. If a Letter of Transmittal is delivered, and, if applicable, a Certificate is properly surrendered, to the Paying Agent not later than five (5) Business Days prior to the Closing Date, then the Buyer shall cause: (i) the applicable Merger Consideration payable to Participants pursuant to Section 2.3(a)(i)(A); and (ii) the applicable Option Consideration and Warrant Consideration payable pursuant to Sections 2.3(b)(i) and 2.3(c)(i), respectively, to be paid by the Paying Agent or the payroll agent, as applicable, in immediately available funds to the applicable Participant as soon as practicable after the Merger Effective Time. If a Letter of Transmittal is delivered and, if applicable, a Certificate is properly surrendered to the Paying Agent following the Closing, then the Buyer shall cause: (A) the applicable Merger Consideration payable to Participants pursuant to Section 2.3(a)(i)(A); and (B) the applicable Option Consideration and Warrant Consideration payable pursuant to Sections 2.3(b)(i) and 2.3(c)(i), respectively, to the applicable Participant in immediately available funds within three (3) Business Days after such delivery and, if applicable, surrender.

2.10 Transfer Books; No Further Ownership Rights in Capital Stock. Subject to Sections 2.3(a)(ii) and 2.3(a)(iii) and other than with respect to Dissenting Shares, at the Merger Effective Time all shares of Capital Stock outstanding immediately prior to the Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Certificates representing shares of Capital Stock that were outstanding immediately prior to the Merger Effective Time shall cease to have any rights as stockholders of EUSA, except the right to receive the applicable Merger Consideration with respect to each share of Capital Stock evidenced by such Certificate upon surrender thereof in accordance with Section 2.9. At the Merger Effective Time the stock transfer books of EUSA shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Capital Stock that were outstanding immediately prior to the Merger Effective Time.

2.11 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such

Certificate to be lost, stolen or destroyed and, if required by Buyer, execution of an indemnity agreement (without posting bond) reasonably required by Buyer, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the applicable Merger Consideration to such Person in exchange for each share of Capital Stock evidenced by such lost, stolen or destroyed Certificate.

2.12 Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the Participant one year after the Closing Date and any portion of any subsequent deposit with the Paying Agent (including the proceeds of any investments thereof) that remains undistributed to the Participants one year after the deposit thereof, in each case, shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any Participant who have not theretofore complied with Section 2.9 shall thereafter look only to the Surviving Corporation for payment of the consideration payable with respect thereto.

2.13 No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, Buyer, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law.

2.14 Further Action. If, at any time after the Merger Effective Time, any further action is determined by the Buyer or the Surviving Corporation to be reasonably necessary to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and EUSA, the officers and directors of the Surviving Corporation and the Buyer shall be fully authorized (in the name of Merger Sub, in the name of EUSA and otherwise) to take such action.

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as set forth in the Disclosure Schedule, EUSA represents and warrants as follows:

3.1 Organization, Qualification and Power.

(a) EUSA is duly formed, validly existing and in good standing under the laws of the State of Delaware. Except as would not reasonably be expected have a Material Adverse Effect, EUSA is duly qualified to do business and is in good standing under the laws of each other jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(b) EUSA has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Each other Company is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Except as would not reasonably be expected have a Material Adverse Effect, each such other Company is duly qualified to do business and is in good standing under the laws of each other jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each such other Company has full corporate (or equivalent) power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. EUSA has made available to the Buyer correct and complete copies of the Organizational Documents of each Company.

3.2 Capitalization.

(a) The authorized capital stock of EUSA as of the date of this Agreement consists of: (i) 178,955,456 shares of Common Stock, par value $0.001 per share, 8,884,561 shares of which are issued and outstanding; and (ii) 153,391,179 shares of Preferred Stock, par value $0.001 per share, 2,500,000 shares of which are designated Series A Preferred Stock, 2,500,000 of which are issued and outstanding, 98,550,000 shares of which are designated Series B Preferred Stock, 97,800,000 of which are issued and outstanding and 52,341,179 shares of which are designated Series C Preferred Stock, 28,775,741 of which are issued and outstanding. Each outstanding share of Preferred Stock of EUSA is convertible into Common Stock of EUSA on a one-for-one basis as of the date of this Agreement (subject to such restrictions on converting that are contained in the Charter Amendment), and the consummation of the Transactions will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Preferred Stock of EUSA.

(b) As of the date of this Agreement: (i) 9,295,439 shares of Common Stock of EUSA are reserved for issuance upon exercise of outstanding EUSA Options; (ii) 750,000 shares of EUSA Series B Preferred Stock are subject to outstanding EUSA Warrants; and (iii) 531,915 shares of EUSA Series C Preferred Stock are subject to outstanding EUSA Warrants.

(c) Section 3.2(c)(i) of the Disclosure Schedule sets forth the issued and outstanding Equity of EUSA as of the date of this Agreement. All of the outstanding Equity of EUSA has been duly authorized and is validly issued. Except as set forth on Section 3.2(c)(ii) of the Disclosure Schedule, there are no: (A) outstanding securities convertible or exchangeable into Equity of EUSA and no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, rights of reacquisition or other Contracts that could require any Company to issue, sell or otherwise cause to become outstanding or to actually require EUSA to acquire, repurchase or redeem Equity of EUSA; or (B) outstanding equity appreciation rights with respect to EUSA. Except as set forth on Section 3.2(c)(iii) of the Disclosure Schedule, EUSA is the direct or indirect beneficial owner of all of the outstanding Equity of each other Company, in each case, free and clear of any Encumbrance (other than any Encumbrance under the Organizational Documents of the applicable Company or any securities Law or any immaterial Encumbrance that would not impact the Buyer’s ability to own or transfer ownership of any of such outstanding Equity).

(d) Section 3.2(d)(i) of the Disclosure Schedule sets forth the record owners of the issued and outstanding Equity of EUSA as of the date of this Agreement. Section 3.2(d)(ii) of the Disclosure Schedule sets forth the issued and outstanding Equity of each Company other than EUSA and the record owners of such outstanding Equity. All of the outstanding Equity of each such other Company has been duly authorized and is validly issued. Except as set forth on Section 3.2(d)(ii) of the Disclosure Schedule, there are no: (A) outstanding securities convertible or exchangeable into Equity of any such other Company and no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, rights of reacquisition or other Contracts that could require any such other Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Equity of any other Company; or (B) outstanding equity appreciation rights with respect to any other Company. Except as set forth on Section 3.2(d)(iii) of the Disclosure Schedule, no such other Company has any direct or indirect equity interest in any Person that is not a Subsidiary.

(e) Except as set forth on Section 3.2(e) of the Disclosure Schedule, there are no Contracts requiring EUSA to repurchase or retire any EUSA Rights.

3.3 Authority. EUSA has full corporate power and authority to execute and deliver this Agreement and, subject to receiving the requisite approval in the Required Stockholder Vote full corporate power and authority to perform its obligations hereunder. The execution, delivery and performance of this Agreement by EUSA have been duly authorized by all requisite corporate action on its part, subject to receiving the requisite approval in the Required Stockholder Vote. Except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally and by general principles of equity, public policy and the discretion of courts in granting equitable remedies: (a) this Agreement constitutes the valid and legally binding obligation of EUSA, enforceable in all material respects against EUSA in accordance with its terms; and (b) upon the execution and delivery by EUSA of each other Transaction Document to which EUSA is a party, such Transaction Document will constitute the valid and legally binding obligation of EUSA, enforceable in all material respects against EUSA in accordance with the terms of such Transaction Document, in each case, subject to receiving the requisite approval in the Required Stockholder Vote.

3.4 No Conflicts. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Transaction Documents nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate in any material respects any Law to which any Company or any asset owned or used by any Company is subject; (b) violate any Organizational Document of any Company; (c) violate in any material respect, conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, or give any Person the right to accelerate the maturity or performance of any contract; (d) or give any Person the right to cancel, terminate, modify or exercise any remedy under, any Material Contract; or (e) require any Company to notify, make any filing with, or obtain any Consent of any Governmental Body or any other Person under the terms of any Permit or Material Contract, other than filings or Consents required under Competition Laws.

3.5 Certain Financial Matters.

(a) Section 3.5(a) of the Disclosure Schedule sets forth the following financial statements (collectively, the “Financial Statements”): (i) audited, consolidated balance sheets of EUSA as of December 31, 2009, December 31, 2010 and December 31, 2011, and statements of operations, changes in stockholders’ equity, and cash flow for the fiscal years then ended, together with the notes thereto and the reports thereon of EUSA’s independent certified public accountants; and (ii) an unaudited, consolidated balance sheet (the “Interim Balance Sheet”) of the Companies as of March 31, 2012, and statements of operations and cash flow for the three month period then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the Companies as of and for their respective dates; provided, however, that the interim Financial Statements described in clause (ii) above are subject to year end adjustments (which, in the aggregate, shall not be material in cash effect), lack notes and otherwise deviate from GAAP in the manners described in Section 3.5(a)(ii) of the Disclosure Schedule. The financial statements delivered to the Buyer pursuant to Section 5.9 shall be prepared in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Financial Statements and will present fairly in all material respects the financial condition of the Companies as of and for their respective dates; provided, however, that such Financial Statements shall be subject to year end adjustments (which, in the aggregate, shall not be material in cash effect), lack notes and otherwise deviate from GAAP in the manners described in Section 3.5(a)(ii) of the Disclosure Schedule.

(b) Except as set forth on Section 3.5(b) of the Disclosure Schedule, to the Knowledge of EUSA, none of the Companies has any Liabilities as of the date of this Agreement that would be required by GAAP to be reflected or reserved on a balance sheet except for: (i) Liabilities and performance obligations under Contracts that are either listed on Section 3.9(a) of the Disclosure Schedule or are not required to be listed thereon; (ii) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet; (iii) Liabilities incurred in the ordinary course of business consistent with past practice in 2012 since the Interim Balance Sheet Date; (iv) Liabilities disclosed in Section 3.5(b)(iv) of the Disclosure Schedule; and (v) Liabilities incurred in connection with the consummation of the Transactions.

(c) The systems of internal accounting controls maintained by EUSA are sufficient to provide reasonable assurance that transactions are recorded, and assets are maintained, as necessary to permit preparation of financial statements in conformity with GAAP.

(d) None of the Companies has, within the last four (4) years effected or otherwise been involved in any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act of 1933, as amended). None of the Companies has guaranteed or is otherwise responsible for any obligation of any other Person (other than another Company).

3.6 Absence of Certain Changes. Except as set forth on Section 3.6 of the Disclosure Schedule, since December 31, 2011, the Companies have operated their businesses substantially in the ordinary course of business consistent with past practice in all material respects, no event has occurred and none of the Companies has suffered any change in business, financial condition or operations that has had, or would reasonably be expected to result in, a Material Adverse Effect, and to the Knowledge of EUSA there has been no material loss, damage or destruction to, or material interruption in, the use of, any of the Companies’ material assets. Between the date of the Interim Balance Sheet and the date of this Agreement, and there has been no action or omission that, if such action were to be taken or occurred during the Pre-Closing Period, would violate any of the provisions of clauses (d), (e), (f), (i), (l), (n), (t), (u), (w), (x) or (y) of Section 5.3 of this Agreement.

3.7 Title to Personal Property; Condition of Tangible Assets; Sufficiency.

(a) Except as set forth on Section 3.7(a) of the Disclosure Schedule, the Companies have valid title to, or a valid leasehold interest in, all material tangible personal property owned or leased by any of them, shown on the Interim Balance Sheet or acquired by any Company after the Interim Balance Sheet Date (“Tangible Assets”), free and clear of any Encumbrances (except Permitted Encumbrances), except for (i) sales of inventory, or disposal of obsolete inventory, in the ordinary course of business between the date of the Interim Balance Sheet and the date of this Agreement and (ii) property disposed of without violation of the covenants set forth in Section 5.3.

(b) Subject to ordinary wear and tear and scheduled or necessary repairs in the ordinary course of business, the Tangible Assets are in good operating condition and repair and are adequate for the uses to which they are being put except, in each case, as would not result in a Material Adverse Effect. Except as set forth on Section 3.7(b) of the Disclosure Schedule, the Tangible Assets include all material tangible property and assets necessary for the continued conduct of the Companies’ businesses immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

3.8 Real Property. No Company owns any real property. Section 3.8 of the Disclosure Schedule contains a list of all of the Leases as of the date of this Agreement. EUSA has made available to the Buyer a true and correct copy of each of such Leases. The leasehold interest of each Company with respect to each item of Real Property is free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth on Section 3.8 of the Disclosure Schedule, no Company is a sublessor of, and has not assigned any Lease covering any item of Real Property. Except as set forth in Section 3.8 of the Disclosure Schedule, each of the Companies is in compliance with all material terms of all Leases. To the Knowledge of EUSA, there are no notices, orders, agreements, actions or proceedings that would adversely affect the value of any of the Leases or the use and enjoyment of the real property thereunder in any material respect or would lead to any material Liability upon any of the Companies under the Leases.

3.9 Contracts.

(a) Section 3.9(a) of the Disclosure Schedule sets forth the following Contracts to which any Company is a party or by which it is bound, or to which any assets or property of a Company is subject, as of the date of this Agreement (collectively with the Leases, IP Contracts and Licenses, the “Material Contracts”), in each case other than the Existing Equity Documents and any Contracts related to Funded Debt that will repaid in full on or before the Closing Date, which shall constitute Material Contracts but which need not be listed in Section 3.9(a) of the Disclosure Schedule:

(i) each Contract that involved the payment or receipt by any party thereto of over Three Hundred Fifty Thousand Dollars ($350,000) in 2011 or that is reasonably expected to involve payment or receipt by any party thereto of over Three Hundred Fifty Thousand Dollars ($350,000) for any one (1) year period during the remaining term;

(ii) each lease, installment and conditional sales agreement or license of or relating to any material personal property (except: (A) software licenses that are commercially available from a third party with a replacement cost and/or annual license fee of less than Two Hundred Fifty Thousand Dollars ($250,000) per annum; and (B) personal property leases and installment and conditional sales agreements, each having a value per item or aggregate annual payments of less than Two Hundred Fifty Thousand Dollars ($250,000));

(iii) each joint venture or partnership agreement or any similar Contract involving a sharing of profits, losses, costs or Liabilities with any other Person other than another Company (excluding indemnification obligations entered into in the ordinary course of business, commission, bonus or similar arrangements with Employees and Independent Contractors and operating agreements of direct or indirect wholly-owned subsidiaries of EUSA);

(iv) each Contract containing any covenant that purports to restrict the freedom of any Company in any material respect to: engage in any line of business, to compete with any Person, to develop, make, use, import, sell, offer for sale or promote any product or service anywhere in the world, to acquire any product, asset or service from any other Person, to provide or distribute any product, asset or service to any other Person or in any geographic location, or to use, exploit, assert or enforce any Significant Intellectual Property anywhere in the world, in each case that materially impacts the business, operations or financial condition of a Company; provided, however, that the foregoing shall not require disclosure of any Contract solely by virtue of the fact that a Company is granted a license or other rights thereunder in a particular territory or field and not other territories or fields;

(v) each Contract for Indebtedness other than intercompany indebtedness;

(vi) each Contract under which there are continuing obligations (other than confidentiality obligations) as of the date of this Agreement (1) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar transaction with respect to any Company, (2) relating to the acquisition, issuance or transfer of any securities of any Company, or (3) directly affecting or dealing with any securities of any Company (including any restricted share agreements or escrow agreements);

(vii) each Contract pursuant to which any Company (1) is obligated to pay to any other Person royalties or development or similar milestone payments with respect to any Product Candidate or Approved Product, (2) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Product Candidate or Approved Product, or (3) is obligated to supply any Product Candidate or Approved Product to a Person at a specified price, including pursuant to a most-favored-nation provision or other guarantee with respect to pricing, but excluding pursuant to purchase orders, or pursuant to tenders outside the United States that are non-exclusive and have a duration of one year or less, in each case, whether as of the date of this Agreement or as of a future date, including upon the occurrence of any future event;

(viii) each Contract that obligates any Company to develop any product, drug or compound;

(ix) each Contract that requires an exclusive relationship between any Company and any other Person or contains minimum purchase obligations with respect to any Company in excess of Two Hundred Thousand Dollars ($200,000) per annum;

(x) each Contract granting to any Person a right of first refusal or option to purchase or acquire any material assets;

(xi) any other Contract the termination or breach of which would reasonably be expected to have a Material Adverse Effect;

(xii) each Contract relating to the employment or service of: (A) any officer; or (B) any employee or Independent Contractor of any Company with potential payment obligations by any Company in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum per year;

(xiii) any collective bargaining or similar agreement with respect to any Employee (including any applicable national, company and group-wide collective bargaining agreement); and

(xiv) each Contract providing for the exculpation or indemnification (or advancement of expenses in connection therewith) of any officer or director of any of the Companies by any of the Companies.

(b) EUSA has made available to the Buyer true and correct copies of all Material Contracts. Except as set forth on Section 3.9(b) of the Disclosure Schedule, each Material Contract is valid, binding and in full force and effect and is enforceable, in each case, in all material respects, in accordance with its terms against the applicable Company and, to the Knowledge of EUSA, each other party thereto, in each case, except as such validity, binding effect or enforceability may be limited by generally applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally and by general principles of equity, public policy and the discretion of courts in granting equitable remedies. Except as set forth on Section 3.9(b) of the Disclosure Schedule:

(i) none of the Companies has and, to the Knowledge of EUSA, no other party to any Material Contract has, committed any material violation, default or breach under any Material Contract which remains unresolved;

(ii) to the Knowledge of EUSA, no event has occurred that (with or without notice or lapse of time) would reasonably be expected to: (1) result in a material violation or material breach of any of the provisions of any Material Contract, (2) give any Person the right to declare a material default or exercise any material remedy under any Material Contract, (3) give any Person the right to accelerate the maturity or performance of any Material Contract, or (4) give any Person the right to cancel, terminate or modify any Material Contract;

(iii) no Company has received any written notice or other written communication regarding any actual or alleged material violation or material breach of, or material default under, any Material Contract;

(iv) Alize Pharma II has irrevocably waived any right to terminate the License Agreement between EUSA Pharma SAS and Alize Pharma II dated September 30, 2009 (the “Asparec License Agreement”), or to seek any other remedy from any Company, on account of the failure of EUSA Pharma SAS to fulfill the obligations set forth in Article 3.3.2(a) of the Asparec License Agreement by the deadline specified therein;

(v) no Company has irrevocably waived any of its respective material rights under any Material Contract other than in the ordinary course of business;

(vi) no Company is participating in any active discussions to amend the terms of any Material Contract other than in the ordinary course of business;

(vii) to the Knowledge of EUSA, there is no unresolved dispute between any Company and another Person with respect to any Material Contract. The Second Amendment dated March 23, 2012 to the Royalty Bearing License Agreement and Supply Agreement Re Erwinia-Derived Asparaginase between the Health Protection Agency (“HPA”) and OPi S.A. (now EUSA Pharma SAS) (such amendment, the “Second Amendment” and such agreement, the “RBLA”) settles and resolves all of the disputes of which the Company has been notified in writing on or prior to the date of this Agreement between HPA and any Company with respect to the parties rights and obligations under the RBLA to make payments to HPA on account of the supply, transfer or sale of Product (as defined in the RBLA), and the only obligations of any Company to HPA with respect to such settlement and resolution are as set forth in the Second Amendment. EUSA Pharma SAS and HPA have formally terminated all dispute resolution processes between the parties that were being implemented prior to the execution of the Second Amendment, including the mediation contemplated by Clauses 15.3 and 15.4 of the RBLA. The Settlement Agreement (the “Settlement Agreement”), among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services (collectively the “United States”), EUSA Pharma (USA), Inc., and Ann Marie Williams, settles and resolves all disputes between the United States and any Company of which EUSA has Knowledge, and the only obligations of any Company to the United States with respect to the Settlement Agreement are as set forth in the Settlement Agreement; and

(viii) EUSA Pharma SAS has fulfilled the obligations set forth in Article 3.3.2(a) of the Asparec License Agreement, including achievement of each of the four steps set forth therein, and has provided Alize Pharma II with “confirmatory evidence thereof” within the meaning of, and as required by, the Asparec License Agreement.

(ix) The consortium contract (“contract de consortium”) among Protein eXpert, EUSA Pharma SAS (formerly Opi SA), Centre Leon Berard and Les Hospices Civils de Lyon effective as of 1 October 2005 has been terminated. No Company has any obligations to Protein eXpert, Centre Leon Berard or Les Hospices Civils de Lyon on account of such contract, and none of Protein eXpert, Centre Leon Berard and Les Hospices Civils de Lyon owns or has any interest in or right to use any Intellectual Property (including know-how and results) arising from work performed pursuant to such contract.

(x) EUSA has paid all amounts set forth in the Business Transfer Agreement among EUSA Pharma SAS, Laboratoire Aventis and Aventis Pharma SA dated 28 July 2004.

3.10 Intellectual Property.

(a) The Companies own or possess valid license rights to use all Material Intellectual Property. Each item of Intellectual Property owned by any Company immediately prior to the Closing will be owned by such Company immediately following the Closing. Except as set forth on Section 3.10(a) of the Disclosure Schedule, the conduct of the Current EUSA Business with respect to the Erwinaze Product or Asparec does not (i) violate, infringe, misappropriate or unlawfully use any Intellectual Property of any Person or (ii) constitute any contributory infringement of or inducement to infringe, misappropriate or unlawfully use any Intellectual Property of any Person that relates to a method of manufacture or use, including a method of treatment for an approved or intended indication of the Erwinaze Product or Asparec, as applicable. Except as set forth on Section 3.10(a) of the Disclosure Schedule, to the Knowledge of EUSA, the conduct of the Current EUSA Business with respect to any Approved Product or Product Candidate other than the Erwinaze Product or Asparec does not (1) materially violate, infringe, misappropriate or unlawfully use any Intellectual Property of any Person or (2) constitute any contributory infringement of or inducement to infringe, misappropriate or unlawfully use any Intellectual Property of any Person that relates to a method of manufacture or use, including a method of treatment for an approved or intended indication of the Approved Product or Product Candidate. Except as set forth on Section 3.10(a) of the Disclosure Schedule, to the Knowledge of EUSA no third party has violated, misappropriated or infringed upon any Material Intellectual Property owned by or exclusively licensed to any Company.

(b) Section 3.10(b) of the Disclosure Schedule (1) sets forth each patent or registration (including copyright, trademark and service mark) that has been issued to or is otherwise owned by any Company with respect to any Intellectual Property and that has not expired, (2) identifies each pending patent application or application for registration that any Company has made or otherwise owns with respect to any Intellectual Property, and (3) identifies each agreement pursuant to which any Company has granted any license or other right to any third party with respect to any Intellectual Property owned by any Company that is Significant Intellectual Property (each such agreement, an “IP Contract”), in the cases of (1) and (2), identifying (as applicable) the jurisdiction, the application, registration or filing number, whether such Company is the sole owner, and the names of all co-owners, and in the case of (3), identifying the name and date of and the names of all other parties to such agreement. With respect to each item of Material Intellectual Property required to be listed or otherwise set forth in Section 3.10(b) of the Disclosure Schedule that relates to the Erwinaze Product or Asparec: (i) the Companies possess all right, title and interest in and to the item, free and clear of any Encumbrance other than Permitted Encumbrances; (ii) the item is not subject to any Order; and (iii) no Proceeding is pending or, to the Knowledge of EUSA, is threatened in writing that challenges the validity, enforceability, inventorship, patentability, or claim construction of the item; (iv) no Proceeding is pending or, to the Knowledge of EUSA, is threatened that challenges the use or ownership of or the applicable Company’s right to grant a license or other right to the item; and (v) to the Knowledge of EUSA, no valid basis exists for a challenge to the validity, enforceability, inventorship, patentability, claim construction, use or ownership of the item. With respect to each item of Material Intellectual Property required to be listed or otherwise set forth in Section 3.10(b) of the Disclosure Schedule that does not relate to the Erwinaze Product or Asparec, to the Knowledge of EUSA: (A) the Companies possess all right, title and interest in and to the item, free and clear of any Encumbrance other than Permitted Encumbrances; (B) the item is not subject to any Order; and (C) no Proceeding is pending or, to the Knowledge of EUSA, is threatened in writing that challenges the validity, enforceability, inventorship, patentability, claim construction, use or ownership of or the applicable Company’s right to grant a license or other right to the item and, (D) to the Knowledge of EUSA, no valid basis exists for a challenge to the validity, enforceability, inventorship, patentability, claim construction, use or ownership of the item, which challenge is more likely than not to be successful.

(c) Section 3.10(c) of the Disclosure Schedule sets forth each item of Significant Intellectual Property that any Company has a license or similar right to use pursuant to license or similar agreement other than licenses for commercially available software that has not been modified or customized for a Company (each a “License”), in each case, identifying the name and date of the License and the names of all other parties to the License. With respect to each item of Significant Intellectual Property required to be listed or otherwise set forth in Section 3.10(c) of the Disclosure Schedule that relates to the Erwinaze Product or Asparec: (i) such Company has a license to such item free and clear of any Encumbrance other than Permitted Encumbrances and any Encumbrance arising by virtue of the License pursuant to which such license is granted to such Company or any Encumbrance granted or incurred by the licensor thereof, (ii) to the Knowledge of EUSA, such item is not subject to any Order; (iii) to the Knowledge of EUSA, no Proceeding is pending or is threatened in writing that challenges and no valid basis exists for challenging the validity, enforceability, inventorship, patentability (other than those references listed in an Information Disclosure Statement submitted to the United States Patent and Trademark Office in compliance with 37 CFR 1.97 and 1.98)) or claim construction of such item; (iv) to the Knowledge of EUSA, no Proceeding is pending or is threatened that challenges and no valid basis exists for challenging the use or ownership of or such Company’s license or similar right to such item; and (v) no Company has granted any sublicense relating to such item. With respect to each item of Significant Intellectual Property required to be listed or otherwise set forth in Section 3.10(c) of the Disclosure Schedule that does not relate to the Erwinaze Product or Asparec, to the Knowledge of EUSA: (1) such Company has a license to such item free and clear of any Encumbrance other than Permitted Encumbrances and any Encumbrance arising by virtue of the License pursuant to which such license is granted to such Company or any Encumbrance granted or incurred by the licensor thereof, (2) such item is not subject to any Order; (3) no Proceeding is pending or is threatened in writing that challenges and no valid basis exists for challenging the validity, enforceability, inventorship, patentability, claim construction, use or ownership of or such Company’s license or similar right to such item, which challenge is more likely than not to be successful; and (4) no Company has granted any sublicense relating to such item. No Company is obligated to pay any Person any royalties, fees, commissions or other amounts for the use or enforcement of any Intellectual Property owned by or licensed to a Company other than as provided in a License listed in Section 3.10(c) of the Disclosure Schedule.

(d) Except as set forth on Section 3.10(d) of the Disclosure Schedule, all current and past Employees and Independent Contractors of the Companies, except for Persons who were already past Employees or Independent Contractors of a Company at the time that such Company became under the direct or indirect control of EUSA as a result of an acquisition or merger and did not subsequently become Employees or Independent Contractors of any Company, have entered into written agreements that provide the Company employing such Employee or engaging such Independent Contractor with protection of such Company’s proprietary information and assignment of all inventions and other work product made or prepared (whether individually or with others) within such Employee’s employment relationship, or such Independent Contractor’s contracting relationship, with the applicable Company. Each current or former Employee of, or consultant or Independent Contractor to, any Company who has contributed to the creation or development of any Significant Intellectual Property has assigned or licensed (including by application of applicable Law) to such Company any and all rights that such Person may have had to such Significant Intellectual Property.

(e) Neither the execution, delivery or performance of the Transaction Documents by EUSA nor the consummation of the Transactions will: (i) contravene, conflict with or result in any limitation on any Company’s right, title or interest in or to any of the Significant Intellectual Property; (ii) result in a breach of, default under or termination of any IP Contract or License; (iii) result in the release, disclosure or delivery of any Significant Intellectual Property by or to any escrow agent or other Person; (iv) cause the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Significant Intellectual Property; (v) by the terms of any IP Contract, cause a reduction of any royalties or other payments the Companies would otherwise be entitled to with respect to any Significant Intellectual Property; or (vi) by the terms of any License, cause an increase in any royalty or other payments any Company would otherwise be required to make under such License.

(f) Except for clinical data owned by HPA and licensed to EUSA Pharma SAS pursuant to the RBLA, EUSA Pharma (USA), Inc. is the sole owner of any data generated in the course of, or as a result of, any clinical trial or other testing in humans of the Erwinaze Product, and except, as disclosed in Section 3.10(f) of the Disclosure Schedule, EUSA Pharma (USA), Inc. has not licensed any such data to any other Company or any third party. Except for Intellectual Property (excluding clinical data) owned by HPA and licensed to EUSA Pharma SAS pursuant to the RBLA, EUSA Pharma SAS is the sole owner of any Intellectual Property (excluding clinical data) generated in the course of, or a result of, any testing or manufacture of the Erwinaze Product, and except, as disclosed in Section 3.10(f) of the Disclosure Schedule, EUSA Pharma SAS has not licensed any such Intellectual Property to any other Company or any third party. EUSA Pharma SAS has not granted any sublicenses of the license it received from HPA pursuant to the RBLA to any third party or any Company other than EUSA Pharma (USA), Inc. No third party has the right to distribute the Erwinaze Product in the United States for commercial purposes.

(g) Neither Alize Pharma II nor any of its Affiliates has an exclusive license or other exclusive right from any third party with respect to any Intellectual Property relating to Asparec.

3.11 Tax. Except as disclosed in Section 3.11 of the Disclosure Schedule:

(a) All material Tax Returns required to be filed by or on behalf of each of the Companies have been filed and have been accurately and completely prepared in all material respects in compliance with all applicable legal requirements. All Taxes of each of the Companies have been paid when due. All Tax withholding and payment or deposit requirements imposed on any of the Companies have been timely satisfied in all respects and each of the Companies have otherwise complied with all applicable legal requirements relating to the payment, reporting and withholding of Taxes (including without limitation withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any non-U.S. laws). There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any of the Companies that arose in connection with any failure to pay any Tax.

(b) There is not in force (i) any waiver or agreement for any extension of time for the assessment or payment of any Tax of any of the Companies or (ii) any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the Companies.

(c) No unpaid Tax assessment, deficiency or adjustment has been assessed in writing against any of the Companies by any Governmental Body. No assessment, deficiency, claim or adjustment that remains unpaid has been asserted, proposed or threatened, in each case in writing, with respect to any Tax Return of or with respect to any of the Companies, other than those disclosed (and with respect to which accurate and complete copies of all correspondence to or from the relevant governmental authority pertaining thereto have been made available to the Buyer). No Tax audits or administrative or judicial proceedings are being conducted, or are, to the Knowledge of EUSA, pending or have been threatened with respect to any Company, other than those disclosed (and with respect to which accurate and complete copies of all correspondence to or from the relevant governmental authority pertaining thereto have been made available to the Buyer). No written claim has ever been made by an authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation in that jurisdiction.

(d) No Company has been party to (or otherwise participated, within the meaning of Treas. Reg. Sec. 1.6011- 4(c)(3), in) (i) any listed transaction within the meaning of Treas. Reg. Sec. 1.6011-4(b)(2) or any predecessor provision, (ii) any reportable transaction within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, or (iii) any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations thereunder. Each of the Companies has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(e) There is no agreement, plan, arrangement or other Contract covering any Employee or other service provider of any Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code or give rise to an excise Tax under Section 4999 of the Code. None of the Companies is or ever has been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. None of the Companies has any liability for the Taxes of any Person (other than another Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise. EUSA has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Merger Effective Time, (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Merger Effective Time, (iii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Merger Effective Time, or (v) prepaid amount received on or prior to the Merger Effective Time.

(g) EUSA has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.

(h) EUSA has made available to the Buyer accurate and complete copies of all income Tax Returns and other material Tax Returns filed by any Company during the past five (5) years and all correspondence between any Tax authority and any Company relating thereto. Other than EUSA Pharma (Holdings) SAS, each Non-U.S. Company is treated as a corporation for U.S. federal income tax purposes.

(i) Each Company is in material compliance with all terms and conditions of any applicable Tax exemptions, Tax holidays or incentives or orders of a foreign government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, holidays, incentives or order. EUSA has made available to the Buyer accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) during the past five (5) years. No Company is a party to any gain recognition agreement under Section 367 of the Code.

(j) There are no trusts or other arrangements funded or established by any of the Companies under which any Employees or any persons associated with such Employees can obtain a benefit in any form.

3.12 Legal Compliance. Except as disclosed in Section 3.12 of the Disclosure Schedule, each Company is, and has been during the last three (3) years, in compliance in all material respects with all Laws and Permits. The Companies hold all material Permits required for the operation of their businesses as currently conducted.

3.13 Litigation. Except as disclosed in Section 3.13(a) of the Disclosure Schedule, there are no Proceedings pending, or, to the Knowledge of EUSA, threatened in writing, against any Company. None of the Companies is subject to any Order that remains unsatisfied in any material respect. Except as set forth in Section 3.13(b) of the Disclosure Schedule, to the Knowledge of EUSA, no event has occurred, and no claim, dispute or other condition exists, that is reasonably likely to give rise to or serve as the basis for the commencement of any material Proceeding that: (i) involves any of the Companies or any of their assets: (ii) challenges, or would have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions in any material respect; or (iii) relates to the ownership of Equity of any of the Companies, or the right to receive any consideration pursuant to this Agreement or other Transaction Documents.

3.14 Environmental. Except as set forth in Section 3.14 of the Disclosure Schedule:

(a) each Company is in compliance in all material respects with all Environmental Laws;

(b) each Company has obtained, and is in material compliance with, all Permits that are required pursuant to any Environmental Law for the current operation of its business;

(c) no Company has received any written notice or report regarding any actual or alleged material violation of any Environmental Law, or any material Liabilities or material alleged Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law;

(d) no Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substance in a manner that has given rise to any material Liability; and

(e) no Company has, either expressly or, to the Knowledge of EUSA, by operation of law, assumed or undertaken any material Liability, including any obligation for corrective or remedial action, of any other Person (other than another Company) relating to any Environmental Law.

THE BUYER ACKNOWLEDGES THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.14 ARE THE ONLY REPRESENTATIONS AND WARRANTIES BEING MADE BY EUSA IN THIS AGREEMENT WITH RESPECT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL PERMITS AND ENVIRONMENTAL MATTERS.

3.15 Employees and Independent Contractors.

(a) EUSA has delivered to the Buyer a complete list, as of the day prior to the date of this Agreement, of all Employees of the Companies, including Employees on leave of absence (including expected dates of return to work, if known), and complete information for each Employee as to the following: (1) hire date; (2) current or last job title; (3) duration of employment contract; (4) respective rates of base compensation; (5) any other compensation required or reasonably anticipated (including pursuant to any applicable bonus or deferred compensation arrangement) to be paid to such Employee (including but not limited to housing allowances, vehicle allowances, transportation allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); and (6) any binding commitments made with respect to changes or additions to such Employee’s compensation or benefits or employment contracts generally. EUSA has heretofore made available to the Buyer true and correct copies of all written employment agreements with any such Employees with base compensation of at least One Hundred Thousand Dollars ($100,000) (or equivalent amount in other applicable currency) per year. Except as disclosed in Section 3.15(a)(i) of the Disclosure Schedule, the employment of each of the current Employees located in the United States is terminable by the employer at will. None of the Companies has made any outstanding offer of employment nor agreed to employ any Person who is not an Employee as of the date of this Agreement.

(b) Except as disclosed in Section 3.15(b)(i) of the Disclosure Schedule, no Company is a party to or bound by any collective bargaining agreement (including national company or group-wide agreement) or other collective labor contract with any labor union or other labor or employees’ association, staff representatives or workforce (collectively, by referendum). There are no recognition, procedural or other arrangements with trade unions which relate to any of the Employees, nor to the Knowledge of EUSA are there any outstanding applications for trade union recognition or derecognition relating to any of the Employees or involvement of any unions in the business of the Dutch B.V. Except as disclosed in Section 3.15(b)(ii) of the Disclosure Schedule, there is no staff association, works council or similar employee body or employee representatives in relation to any of the Employees. As of the date of this Agreement none of the Companies has received any written request from any Employee for a staff association, works council or similar employee body. As of the date of this Agreement, no Company is currently experiencing, or has experienced in the past two (2) years (except as disclosed in Section 3.15 of the Disclosure Schedule), and to the Knowledge of EUSA there is not threatened, any strike, slowdown, picketing, work stoppage, or material employee grievance process, including but not limited to any Proceeding (or threatened Proceeding) with the National Labor Relations Board or any comparable Governmental Body, and to the Knowledge of EUSA there is no pending or threatened application for certification of a collective bargaining agent. There is no current lockout of any Employees by any Company. Except as disclosed in Section 3.15(b)(iii) of the Disclosure Schedule, within the six (6) months prior to the date of this Agreement, no Company has effectuated a “mass layoff,” “plant closing,” “collective redundancy,” “partial plant closing,” or “relocation” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Company. Except as disclosed in Section 3.15(b)(iv) of the Disclosure Schedule, there are no current or, to the Knowledge of EUSA, threatened Proceedings by any past or current Employee or Independent Contractor relating to workplace harassment, discrimination, breach of contract, or violation of any Laws. In respect of the Employees based in the United Kingdom, as of the date of this Agreement there are currently no, nor at any time during the 12 months preceding the Closing Date have there been any material disputes or investigations (including disciplinaries or grievances) relating to the Employees or former employees. As of the date of this Agreement, no individual listed on Section 3.15(b)(v) of the Disclosure Schedule has given any Company written notice of termination of his or her employment.

(c) EUSA has delivered to the Buyer a complete list, as of the day prior to the date of this Agreement, of all natural persons who provide or provided services to any Company

(other than as an Employee), either in an individual capacity or through an entity controlled by such individual (collectively, the “Independent Contractors”), and who were paid or owed at least One Hundred Thousand Dollars ($100,000) (or equivalent amount in other applicable currency) in 2011, or are reasonably expected to be paid at least One Hundred Thousand Dollars ($100,000) (or equivalent amount in other applicable currency) in 2012, and complete information for each Independent Contractor as to the following: (1) the name of such Independent Contractor; (2) the approximate date as of which such Independent Contractor was originally engaged by the applicable Company and, if applicable, the approximate date such Independent Contractor ceased providing services to the applicable Company; and (3) the general terms of compensation of such Independent Contractor. EUSA has heretofore made available to the Buyer true and correct copies of all written agreements with all Independent Contractors who received, or are expected to receive, annual consulting fees (or other annual compensation from the applicable Company or Companies) of at least One Hundred Thousand Dollars ($100,000) (or equivalent amount in other applicable currency). No current or, to the Knowledge of EUSA, former individual serving as an Independent Contractor of any Company is a misclassified employee of any Company.

(d) Except as disclosed in Section 3.15(d) of the Disclosure Schedule, each Company has complied in all material respects with all applicable Laws, decrees, judgments, arbitration, awards of any arbitrator or Governmental Body, and where applicable, collective bargaining agreements (including national, company or group-wide agreements) as well as any other written obligations due to any current or former Employee or Independent Contractor of such Company. There are no material sums owing to any Independent Contractor or to any current or former Employee other than amounts owing with respect to the current salary or work period which are not yet due, or reimbursement of expenses in accordance with the applicable Company’s policies and wages or consulting/contracting fees for the applicable current salary or work period.

(e) Section 3.15(e) of the Disclosure Schedule sets forth each Change of Control Payment payable to any Employee, Independent Contractor or any other similar Person.

3.16 Employee Benefits.

(a) Section 3.16(a) of the Disclosure Schedule sets forth each Employee Benefit Plan. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and complies in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws and collective bargaining agreements (including national, company and group-wide bargaining agreements). In such regard:

(i) All required reports and descriptions (including annual reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed with respect to each Employee Benefit Plan as and to the extent required by applicable Laws.

(ii) All contributions, premiums and other payments required to be made with respect to any Employee Benefit Plan for any period ending on or before the date hereof (A) have been timely made or paid to the extent such contributions, premiums or other payments were due for payment on or prior to the date hereof and (B) to the extent not so due, have either been made or paid or (except for contributions and premiums payable by participants and their dependents and beneficiaries) accrued by the applicable Company.

(iii) There has been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan subject to ERISA or the Code. No audit, inquiry or Proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of EUSA, threatened. There are no pending, or to the Knowledge of EUSA, threatened claims with respect to any Employee Benefit Plan other than routine claims for benefits.

(b) With respect to each Employee Benefit Plan, to the extent applicable, EUSA has made available to Buyer: (i) correct and complete copies of all material documents setting forth the terms of such Employee Benefit Plan, including all amendments thereto; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Law; (iii) the most recent summary plan description together with any summaries of material modifications thereto; (iv) all material written Contracts relating to each Employee Benefit Plan, including administrative service agreements and group insurance contracts; (v) all discrimination tests required under applicable Law for each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code.

(c) Any Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code (a “Qualified Plan”) complies with all applicable Code requirements for Qualified Plan status and has been administered in accordance with its terms.

(d) None of the Companies nor any other trade or business (whether or not incorporated) which would be treated as a single employer with any Company under Section 414 of the Code maintains, participates in or contributes to, and, to the Knowledge of EUSA, has not at any time maintained, participated in, or contributed to, any (i) Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, or (iv) Employee Benefit Plan in which stock of any of the Companies is or was held as a plan asset. None of the Companies has ever incurred any penalty or tax with respect to any Employee Benefit Plan under Sections 4975 through 4980 of the Code.

(e) Except as set forth in Section 3.16(e) of the Disclosure Schedule, no Employee Benefit Plan provides or reflects or represents any liability of any Company to provide, and no Company has ever represented, promised or contracted to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person, except as may be required by COBRA or other applicable Law.

(f) Except as set forth in Section 3.16(f) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement nor the performance of the Transactions will constitute an event under any Employee Benefit Plan that will result in the payment or obligation to pay any separation, severance, termination or similar benefit to, or accelerate the time of vesting for, change the time of payment to, or increase the amount of compensation due to, any current or former employee, officer or independent contractor of any Company (in each case, as of Closing and without taking into account the effects of any post-Closing actions of Buyer or the Companies).

(g) Each Employee Benefit Plan, agreement, or arrangement that is subject to Section 409A and/or 457A of the Code complies with, and has been operated in compliance with Section 409A and/or 457A of the Code. Except as set forth in Section 3.16(g) of the Disclosure Schedule, each EUSA Option has been granted with an exercise price at least equal to the fair market value of a share of Company Common Stock on the date of grant of such EUSA Option.

3.17 Transactions with Certain Persons. Except as set forth in Section 3.17 of the Disclosure Schedule and excluding transactions solely between Companies, to the Knowledge of EUSA no Related Party: (a) owns any material asset, tangible or intangible, used in the business of any Company; (b) is a party to a Material Contract; (c) is indebted to any Company; (d) in the case of current officers is competing, directly or indirectly, with any Company, or (e) has any claim or right against any Company other than option rights or the right to receive compensation and benefits for services provided as an Employee or director. Each Contract required to be set forth in Section 3.17 of the Disclosure Schedule has been duly and validly authorized by the applicable Company in compliance with applicable Law.

3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy owned by any Company: the name of the insurer, the type of coverage, the period of coverage, and the amount of coverage. Except as disclosed in Section 3.18 of the Disclosure Schedule or as set forth in any insurance policy that was made available to the Buyer, no Company has any self-insurance programs. Except as disclosed in Section 3.18 of the Disclosure Schedule, all premiums relating to such listed insurance policies that were due prior to the date of this Agreement have been timely paid. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two (2) years and, to the Knowledge of EUSA, no threat has been made to cancel any insurance policy of the Companies during such period.

3.19 No Brokers’ Fees. Except for amounts payable to Morgan Stanley & Co. Limited (whose fees will constitute Transaction Expenses) and except as set forth in Section 3.19 of the Disclosure Schedule, no Company has any liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

3.20 Disclosure. No representation or warranty expressly made by EUSA in this Article III or in any Section of the Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make such representation or warranty, in light of the circumstances in which it was made, not misleading.

3.21 Healthcare Compliance.

(a) Each of the Companies is and has been in compliance in all material respects with applicable Healthcare Laws. There are no pending and, to the Knowledge of

EUSA, there have been no threatened investigations, actions, suits or Proceedings by any Governmental Body or healthcare insurer with respect to any alleged violation by any of the Companies of any Healthcare Law.

(b) Except as set forth on Section 3.21(b) of the Disclosure Schedule, none of the Companies have been notified in writing of any pending inspections by any Governmental Body against a Company or any business partner of a Company, nor are any of the Companies currently taking or required to take and/or implement any material corrective and/or material preventive actions resulting from an inspection performed by a Governmental Body.

(c) None of the Companies and, to the Knowledge of EUSA, no director, Employee or agent of any Company (i) has been excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in any healthcare or contracting program of any Governmental Body, (ii) to the Knowledge of EUSA is the subject of any investigation or review regarding their participation in any such program, (iii) has been convicted of any crime relating to any such program but not yet excluded, debarred, suspended or otherwise declared ineligible, or (iv) has engaged in any activities which are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment or suspension pursuant to any of these authorities.

(d) Except as set forth on Section 3.21(d) of the Disclosure Schedule, the Companies hold all the documents and data reasonably anticipated to be necessary to update their marketing authorization dossier and to perform the appropriate variations to the marketing authorizations for the Erwinaze Product in any European Union Member State where the Companies hold marketing authorizations for the Erwinaze Product.

(e) In countries where the Companies do not hold a marketing authorization for one or more of their medicinal products, including but not limited to Erwinase, and/or provides those products on the basis of named patient programs, temporary use authorizations, private purchase or similar programs, the Companies provide products on such bases in compliance with applicable Laws.

(f) Except as set forth on Section 3.21(f) of the Disclosure Schedule, with respect to (i) all countries and jurisdictions other than the United States, as among the Companies, EUSA Pharma SAS is the sole holder of all marketing authorizations for, and Permits related to, the Erwinaze Product (other than the United Kingdom, where HPA is the holder), and (ii) the United States, as among the Companies, EUSA Pharma (USA), Inc. is the sole holder of all marketing authorizations for, and Permits related to, the Erwinaze Product.

(g) All advertising material used by or on behalf of the Companies is consistent in all material respects with the product information as approved by the competent Governmental Body in the territory where the advertising material has been or is used and that no advertising is made for a product in a territory where no marketing approval for the product has been obtained from the competent Governmental Body.

3.22 Stockholder Approval. The affirmative vote or consent of the holders of: (a) at least 67% of the shares of the Preferred Stock, voting together as a single class on an as-

converted to Common Stock basis; and (b) a majority of the shares of Capital Stock, voting together as a single class on an as-converted basis, in each case outstanding on the record date chosen for purposes of determining the stockholders of EUSA entitled to vote on the adoption of this Agreement, is the only vote of the holders of any Capital Stock necessary to adopt this Agreement (the “Required Stockholder Vote”).

3.23 Board Approval. The Board of Directors of EUSA has: (a) approved this Agreement and its execution and delivery and the consummation of the Merger, and the other transactions contemplated by this Agreement; and (b) determined that the Merger is in the best interests of EUSA and the stockholders of EUSA.

3.24 Antitakeover Statutes. The Board of Directors of EUSA has taken all action necessary to exempt the Merger, this Agreement, and the Transactions from any restrictions on business combinations contained in the DGCL (including Section 203 of the DGCL) or, to the Knowledge of EUSA, from any other applicable antitakeover statute or regulation similar to the restrictions on business combinations contained in the DGCL (which, for the avoidance of doubt, does not include any Competition Law).

3.25 Information Statement. The information contained in the Information Statement and any amendments or supplements thereto will, as of the date of the Information Statement: (a) comply as to form in all material respects with the applicable requirements of the DGCL and applicable Laws; (b) not contain any statement that is inaccurate or misleading with respect to any material fact; or (c) not omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading, in each case unless and to the extent such information was provided by Buyer or Merger Sub for inclusion in the Information Statement.

3.26 Disclaimer of Warranties. Neither the Companies nor any Person acting on behalf of the Companies has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies or their businesses provided to the Buyer (including any information, document, material, estimates, pro forma financial statements, forecasts or projections provided to or made available to the Buyer in any data room (electronic or otherwise), management presentation or any other form in expectation of the transactions contemplated by this Agreement), except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, EUSA DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE COMPANIES OR THE COMPANIES’ BUSINESSES, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE REVENUES OR PROFITABILITY OF THE COMPANIES’ BUSINESSES OR AS TO THE MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE ASSETS OF THE COMPANIES OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY EUSA. THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SET FORTH IN THIS AGREEMENT (INCLUDING IN

ARTICLES III) OR ANY OF THE OTHER TRANSACTION DOCUMENTS, THE BUYER IS PURCHASING THE PURCHASED STOCK ON AN “AS IS, WHERE IS” BASIS.

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER AND MERGER SUB

The Buyer and Merger Sub represent and warrant to EUSA as follows:

4.1 Organization and Authority. Each of the Buyer and Merger Sub is duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation. Each of the Buyer and Merger Sub has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform their respective obligations thereunder. The execution and delivery by each of the Buyer and Merger Sub of each Transaction Document to which it is a party and the performance by each of the Buyer and Merger Sub of the Transactions have been duly approved by all requisite action of the Buyer and Merger Sub (including, if required by Law, approval by the requisite equity holders of the Buyer). Except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally and by general principles of equity, public policy and the discretion of courts in granting equitable remedies: (a) this Agreement constitutes the valid and legally binding obligation of the Buyer and Merger Sub, enforceable against the Buyer and Merger Sub in accordance with the terms of this Agreement; and (b) upon the execution and delivery by the Buyer and Merger Sub of each other Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer and Merger Sub, as applicable, enforceable against the Buyer and Merger Sub, as applicable, in accordance with the terms of such Transaction Document.

4.2 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Buyer or Merger Sub is subject; (b) violate any Organizational Document of the Buyer or Merger Sub; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any material Contract to which the Buyer or Merger Sub is a party or by which the Buyer or Merger Sub is bound. Other than Competition Law filings, neither the Buyer nor Merger Sub is required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

4.3 Litigation. There is no Proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer or Merger Sub relating to or affecting the Transactions.

4.4 No Brokers’ Fees. Neither the Buyer nor Merger Sub has any liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any Company could be liable.

4.5 Approvals and Financing. Other than Consents in connection with Competition Laws, the Buyer and Merger Sub have each received all Consents necessary to consummate the Transactions. As of the Closing, the Buyer will have immediately available funds sufficient in amount to enable the Buyer to consummate the Transactions and fulfill its obligations under this Agreement.

4.6 Solvency. Immediately prior to the Closing, the Buyer will be, individually and on a consolidated basis, Solvent. The Merger and the Transactions will not be fraudulent conveyances with respect to the Buyer or its Affiliates.

ARTICLE V PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing.

5.1 Efforts. Each of Buyer, EUSA and Merger Sub will use all commercially reasonable efforts to take all actions necessary, proper or advisable in order to consummate the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VI) as soon as reasonably practicable.

5.2 Approvals and Consents.

(a) As promptly as practicable after the date hereof, the Buyer will, and EUSA will and will cause each other Company to, make all filings required by Law to be made by them in order to perform the Transactions contemplated to be performed on or before the Closing Date, other than Competition Law filings. As promptly as practicable after the date hereof, the Buyer will, and EUSA will and will cause each other Company to, make all required Competition Law filings in the jurisdictions listed in Schedule 5.2(a) (collectively, the “Known Competition Law Filings”). The Buyer will pay all Competition Law filing fees required to be submitted to a Governmental Body relating to notification or approval of the Transactions, including but not limited to filing fees for the Known Competition Law Filings. The Buyer will, and EUSA will and will cause each other Company to, cooperate with the other Parties and their respective Representatives with respect to all filings that such other Parties make in connection with the Transactions, including taking all actions requested by the Buyer to cause early termination of any applicable waiting periods under Competition Laws, and the Parties shall promptly notify one another upon the receipt of any communication from any Governmental Body in connection with efforts related to Competition Law filings to effectuate the Transactions; provided, that, notwithstanding the foregoing, such efforts on behalf of EUSA shall not include any requirement to agree: (i) to any modification to any existing Contract or business relationship or practice; (ii) to dispose of any Company or any portion of its business; or (iii) not to operate in any line of business or geographic area now or in the future, in each case, unless agreed to by both the Buyer and the Stockholders’ Representatives, each in its sole discretion.

(b) As promptly as practicable after the date hereof, EUSA will deliver the notices, if any, set forth in Schedule 5.2(b)(i) (the “Material Notices”). EUSA and the Buyer will cooperate and use commercially reasonable efforts to obtain all such Material Consents prior to the Closing; provided, that, notwithstanding the foregoing, neither the Stockholders’ Representatives nor any Company will be required to pay any consideration, agree to any undertaking or modification to a Contract or offer or grant any financial accommodation or other material accommodation in order to obtain any Consent.

(c) No later than the Closing Date, EUSA shall cause the EUSA Stockholders and their Affiliates (other than the Companies) to be fully released as of the Closing Date from all obligations: (i) under any guaranties, letters of credit, letters of comfort, performance or other bonds; and (ii) to maintain or provide collateral (including cash) relating to any Real Property under any Lease.

5.3 Operation of Business. Except as otherwise required by the Transaction Documents, as set forth on Section 5.3 of the Disclosure Schedule or with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed; it being understood that if EUSA requests to take an action which is prohibited by one or more subsections of this Section 5.3 and the Buyer consents to such action, such consent shall be deemed given pursuant to all such subsections), during the Pre-Closing Period EUSA will, and will cause each other Company to: (1) conduct the business of such Company in the ordinary course of business; (2) use commercially reasonable efforts consistent with those made in the ordinary course of business to preserve and to maintain the material business, properties, physical facilities and operations of each Company and maintain the relations and goodwill with its material suppliers, lessors, employees, customers, brokers and other Persons having material business relationships with such Company; and (3) not to, directly or indirectly do, or commit to do, any of the following (other than taking any action or omitting to take any action that is required to be taken or omitted, respectively, pursuant to (x) any Contract that exists prior to the execution of this Agreement or (y) the express terms of this Agreement):

(a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise acquire any shares of capital stock or other Equity of, or other ownership interests in, such Company (other than Plan Payments, Exercise Payments and Repurchase Payments);

(b) issue, deliver, pledge, encumber, sell or authorize to sell any shares of capital stock of or other equity interests, or any securities convertible into any such shares of capital stock or other equity interests, or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except with respect to exercise of EUSA Options and EUSA Warrants outstanding prior to the date of this Agreement;

(c) other than with respect to the Charter Amendment. amend or otherwise alter (or propose any amendment or alteration to) any of its Organizational Documents or amend any terms of the outstanding Equity of any of the Companies;

(d) effect or become a party to any Contract relating to an Acquisition Proposal, recapitalization, reclassification of shares, stock split, reverse split or similar transaction, or make any investment in any equity securities of any other Person, including any joint venture, or acquire the stock or all or substantially all of the assets or rights of any other Person or any division of any other Person;

(e) sell, lease, license, assign, transfer, abandon, convey or otherwise dispose of any assets, securities, rights or property of any of the Companies, other than in each case: (i) sales of inventory (or disposal of any obsolete inventory) and equipment in the ordinary course of business and consistent with past practices; or (ii) not individually in excess of Two Hundred Thousand Dollars ($200,000);

(f) incur any Indebtedness, enter into any new or amend existing facilities relating to Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities or syndicate, attempt to syndicate or announce the issuance or syndication of any Indebtedness;

(g) create or permit any Encumbrance (other than a Permitted Encumbrances or an Encumbrance of which EUSA has no Knowledge or the imposition of which could not be avoided through commercially reasonable efforts) on any of the assets of any of the Companies other than in the ordinary course of business and consistent with past practices;

(h) enter into or adopt any new, or amend or terminate any existing, Employee Benefit Plan (including any trust or other funding arrangement), other than as required by Law;

(i) except as set forth on Section 5.3(i) of the Disclosure Schedule or as required by Law, the terms of any Employee Benefit Plan, any applicable collective bargaining agreement, company or group-wide bargaining agreement or any Contract with an Employee, Independent Contractor or consultant (or similar relationship) of any of the Companies existing as of the date of this Agreement or adopted or entered into after the date of this Agreement without violation of this Section 5.3: (i) make any new grant or award, or vest, accelerate or otherwise amend any existing grant, benefit or award, under any Employee Benefit Plan; (ii) increase the compensation payable to any Employee, Independent Contractor, consultant (or similar relationship) or director of any of the Companies; and (iii) pay any severance or bonus to any Employee, current or former Independent Contractor, consultant (or similar relationship) or director of any of the Companies (in each case other than Plan Payments, Exercise Payments and Repurchase Payments);

(j) enter into any Contract pursuant to which any of the Companies may become obligated to make any (A) severance, termination or similar payment to an Employee, Independent Contractor or consultant (except as required by applicable Law and except for obligations under Contracts entered into with a new Employee hired by any Company after the date of this Agreement to pay severance of not more than the greater of two months base salary or the amount of severance required by applicable Law), or (B) bonus or similar payment (other than payment in respect of base salary), to any Employee, current or former Independent Contractor, consultant (or similar relationship) or director of any of the Companies, in each case, except with respect to any Employee hired by any Company after the date of this Agreement in the ordinary course of business, payment in respect of base salary and severance of more than the greater of two months base salary or the statutory or common law severance required by applicable Law;

(k) terminate any Employee other than for cause (in which case EUSA shall first consult with the Buyer), or hire any Employee, in either case, whose annual base compensation exceeds or would exceed One Hundred Fifty Thousand Dollars ($150,000);

(l) enter into or forgive any loan to Employees, directors, or consultants (except for (i) advances for business expenses to its current Employees in the ordinary course of business, and (ii) Exercise Payments and advances in connection with payment of exercise prices on EUSA Options);

(m) enter into any new company or group-wide collective bargaining or similar agreement or agreement with a trade union, staff representatives or employees;

(n) contribute to any trust or other arrangement funding any Employee Benefit Plan, except to the extent required by the existing terms of such Employee Benefit Plan, trust or other funding arrangement, by any collective bargaining or similar agreement, by any written employment agreement existing on the date of this Agreement, or by applicable Law;

(o) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of any of the Companies;

(p) renew any Contract with any non-compete or exclusivity provisions that would contractually restrict or limit the operations of any of the Companies, other than Contracts that renew automatically without any action of the Companies by their terms, in each case, as in effect as of the date of this Agreement;

(q) enter into any Contract, other than in the ordinary course of business, with any non-compete or exclusivity provisions that would contractually restrict or limit the operations of any of the Companies and that would involve any payment or receipt by any party thereto of more than Two Hundred Thousand Dollars ($200,000);

(r) (i) enter into, or permit any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract that involves the payment or receipt by any party thereto of more than Two Hundred Thousand Dollars ($200,000), other than Contracts specifically relating to actions falling with the exceptions to the covenants set forth in clauses (e), (j) or (y) of this Section 5.3, or (ii) modify in any material respect, amend in any material respect or terminate any Material Contract that involve the payment or receipt by any party thereto of over Two Hundred Thousand Dollars ($200,000);

(s) enter into any Contract that involves the payment by any of the Companies in excess of Two Hundred Thousand Dollars ($200,000) per annum;

(t) (i) other than in connection with any actual or alleged breach of this Agreement or any Related Agreement, commence or settle or compromise any litigation, or (ii) waive, release, relinquish or assign any material claims or material rights except in the ordinary course, including with respect to any Intellectual Property of any of the Companies;

(u) adopt any change, other than as required by GAAP, in its accounting policies, procedures or practices;

(v) license or permit any rights to lapse in any material Intellectual Property of any of the Companies except in the ordinary course;

(w) (i) make any change in any annual accounting period or adopt or change a method of accounting for Tax purposes, except as required by applicable Law, (ii) make or change any Tax election, (iii) amend any Tax Return or (iv) enter into any closing agreement, settle any Tax claim or assessment relating to any of the Companies, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Companies (in each case other than elections, filings, amendments, settlements, closing agreements, extensions or waivers made in the ordinary course of business) if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Companies for any period ending after the Closing Date or decreasing any attribute of any of the Companies existing on the Closing Date;

(x) lend money to any person (except for business expenses to its current Employees in the ordinary course of business and advances in connection with payment of exercise prices on EUSA Options) or guarantee the Indebtedness of any Person (other than another Company);

(y) make any capital expenditures, except for capital expenditures that, when added to all other capital expenditures made on behalf of all of the Companies during the Pre-Closing Period, do not exceed Two Hundred Fifty Thousand Dollars ( $250,000); or

(z) agree or commit to do any of the foregoing.

5.4 Access. During the Pre-Closing Period, EUSA will, and will cause each Company to: (a) upon reasonable notice, permit the Buyer and its Representatives to have access during normal business hours to all key personnel (with the consent of the Stockholders’ Representatives (which consent shall not be unreasonably withheld or delayed), books, records, Contracts, documents and data of such Company; and (b) furnish the Buyer and its Representatives with copies of all such books, records, Contracts, documents and data as the Buyer may reasonably request, all at the Buyer’s expense; provided, however, that: (i) such investigations and inquiries by or on behalf of the Buyer do not unreasonably interfere with normal operations or customer, supplier or employee relations; and (ii) the Buyer may not contact any customer, supplier or business partner of any Company without obtaining the prior written consent of EUSA (which consent shall not be unreasonably withheld or delayed), who will have the option to participate (or appoint a designee to participate) in any such contact between the Buyer and any such customer, supplier or business partner. For the avoidance of doubt and subject to Section 5.10(a), the Buyer acknowledges and agrees that any information obtained pursuant to this Section 5.4 or otherwise in connection with this Agreement or the Transactions shall be subject to the terms and provisions of the Confidentiality Agreements.

5.5 Notification.

(a) EUSA will give notice, when and as provided in Section 5.5(b) below, to the Buyer of: (A) the occurrence, or failure to occur, of any event that, to the actual knowledge of David Cook, Tim Corn, Zoe Evans, Bryan Morton, or Iain McGill has caused any representation or warranty of EUSA contained in this Agreement to be untrue or inaccurate in any material respect; and (B) the failure by EUSA, to the actual knowledge of David Cook, Tim Corn, Zoe Evans, Bryan Morton, or Iain McGill, to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. The Buyer will give notice to the Stockholders’ Representatives of: (1) the occurrence, or failure to occur, of any event of which the Buyer has actual knowledge that has caused any representation or warranty of the Buyer contained in this Agreement to be untrue or inaccurate in any material respect; and (2) the failure by the Buyer, to the actual knowledge of Buyer to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification will affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.

(b) EUSA shall disclose the matters required to be disclosed by it pursuant to Section 5.5(a) (each a “Supplemental Disclosure Item”) in a single letter or document to the Buyer (the “Supplemental Disclosure Letter”) no later than five (5) Business Days prior to Closing. The delivery of the Supplemental Disclosure Letter will not: (i) limit or otherwise affect any rights or remedies to the party receiving such notice; or (ii) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

5.6 Press Releases and Public Announcements. During the Pre-Closing Period and immediately following the Closing, no Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and EUSA; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law (in which case such Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure). During the Pre-Closing Period, EUSA and the Buyer will consult with each other concerning the means by which any employee, customer, or supplier of any Company or any other Person having any business relationship with any Company will be informed of the Transactions; provided, however, that any such communication is subject to the prior written approval of the Buyer and EUSA (not to be unreasonably withheld or delayed) except to the extent such communications to employees, customers, suppliers and consultants is made privately (i.e., not as a public statement) and is consistent with a communications plan previously agreed to by Buyer and EUSA in which case such communications may be made consistent with such plan; and provided, further, that the Buyer shall be permitted to make public statements and disclosures consistent with the content of prior disclosures otherwise permitted under this Section 5.6.

5.7 Exclusivity. During the Pre-Closing Period, EUSA agrees that it will not, and EUSA agrees it will cause each Company and each Company’s Representatives not to, directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal, offer or contact from any Person (other than the Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or material assets (other than the sale of assets in the ordinary course of business) of any Company or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption or similar transaction involving any Company (in each case, an “Acquisition Proposal”); (b) participate in any discussion or negotiation regarding any Acquisition Proposal; or (c) furnish to any other Person (other than the Buyer and its Affiliates and Representatives) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than the Buyer and its Affiliates and Representatives) to effect an Acquisition Proposal. EUSA shall, and shall cause its Representatives to, immediately cease any existing activities, discussions and negotiations with any Person with respect to any of the foregoing. EUSA shall promptly (but in any event within one (1) day) notify the Buyer orally and in writing of any written proposal from any Person (other than the Buyer and its Affiliates and Representatives) relating to an Acquisition Proposal or request for disclosure or access reasonably likely to be related to the making of such a proposal, indicating, in connection with such notice, the identity of the Person making such proposal and the terms and conditions of any such proposal, including all written documentation relating thereto.

5.8 Section 280G Cleansing Vote. EUSA shall promptly submit for approval by EUSA’s stockholders (in a manner reasonably satisfactory to the Buyer), by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by EUSA and shall be subject to review and approval by the Buyer, which approval shall not unreasonably be withheld or delayed), such that all such payments and benefits shall not be deemed to be Section 280G Payments. Prior to the Closing, EUSA shall deliver to the Buyer evidence reasonably satisfactory to the Buyer that approval of the EUSA stockholders was solicited in conformance with Section 280G and the Treasury Regulations promulgated thereunder and that: (a) such stockholder approval was obtained with respect to any Section 280G Payment; or (b) that such stockholder approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made pursuant to waivers of such Section 280G Payments that were executed by the affected individuals prior to the EUSA stockholder vote.

5.9 Financial Statements.

(a) During the Pre-Closing Period: within thirty (30) days following the end of each calendar month, EUSA shall deliver, or cause to be delivered, to the Buyer the unaudited consolidated balance sheet of EUSA as of the last day of such calendar month, and the related unaudited consolidated statement of income and cash flow, for the month then ended.

(b) During the Pre-Closing Period: within sixty (60) days following the end of each fiscal quarter, EUSA shall deliver, or cause to be delivered, to the Buyer the unaudited consolidated balance sheet of EUSA as of the last day of such fiscal quarter, and the related unaudited consolidated statement of income and cash flow, for the quarter then ended.

5.10 Data Room. EUSA shall have prepared one or more CD ROMS (or other storage format) containing electronic copies of the Data Room as of three (3) Business Days prior to the date of this Agreement and as of the Closing Date and deliver such CD ROMS to the Buyer at or prior to the Closing. “Data Room” means the information which is readable, printable and otherwise fully accessible to the Buyer and its Representatives in the electronic data room maintained by EUSA.

5.11 Cooperation.

(a) During the Pre-Closing Period, upon the request of Buyer, EUSA will, and will cause each other Company to (and use commercially reasonable efforts to cause the Representatives of the Companies to), cooperate reasonably with the Buyer in connection with the Buyer’s financing of the Transactions, including by: (i) upon reasonable prior notice, participating in a reasonable number of meetings and road shows, if any, and arranging for direct communications with prospective lenders to the Buyer (including without limitation, direct contact with appropriate members of senior management, representatives and advisors to the Companies); (ii) providing on a timely basis information reasonably requested by the Buyer in connection with such financing; (iii) preparing in a timely manner projections and financial statements (including pro forma financial statements) reasonably requested by the Buyer in connection with such financing; (iv) assisting in a timely manner in the preparation of confidential information memoranda, offering memoranda, prospectuses, lender and rating agency presentations and similar documents as reasonably requested by the Buyer in connection with such financing; (v) using its commercially reasonable efforts to ensure that the syndication efforts of the arrangers for the financing benefit from the existing lending relationships of the Companies; (vi) providing such assistance as the Buyer may reasonably require in procuring a corporate credit rating for the Buyer from Standard & Poor’s Rating Services and a corporate family credit rating for the Buyer from Moody’s Investor Services, Inc.; (vii) using reasonable best efforts to obtain the consent of, and customary comfort letters from, Pricewaterhouse Coopers LLP (including by providing customary management letters and requesting reasonable legal letters to obtain such consent) if necessary or desirable for the Buyer’s use of EUSA’s financial statements in connection with obtaining such financing; and (viii) deliver at the Closing, such stock certificates of the Companies (other than EUSA), as may be reasonably requested by Parent Notwithstanding anything to the contrary in the Confidentiality Agreements, the Buyer may disclose the information provided by EUSA pursuant to this Section 5.11 or otherwise to the extent reasonably necessary or appropriate in connection with its financing of the Transactions (including disclosure to its lenders, prospective lenders, agents and arrangers and ratings agencies); provided that (A) the recipients of any such information agree to keep such information confidential on customary terms for rating agencies and participants in a syndicated financing, as applicable, and (B) in the case of any disclosure to be included in documents to be filed with the SEC (other than the financial statements of EUSA and its subsidiaries and any notes thereto), such disclosure shall have been reviewed and approved by EUSA prior to its disclosure, which approval shall not be unreasonably withheld, delayed or conditioned.

(b) EUSA will, and cause each other Company to, deliver at least five (5) Business Days prior to the Closing, all documentation and other information about the Companies as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT

Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended, to the extent reasonably requested by the Buyer or the Buyers’ lenders.

(c) Notwithstanding the foregoing: (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Companies; and (ii) no Company shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Buyer prior to the Closing (unless such fee or liability is subject to the immediately succeeding sentence). The Buyer shall (A) promptly upon request by EUSA, reimburse EUSA for all reasonable and documented out-of-pocket fees and expenses of the Companies and all reasonable and documented fees and expenses of their counsel and accountants incurred in connection with such requested cooperation, and (B) indemnify the Companies and Participants against all Losses incurred as a result of such cooperation (including any claim by or with respect to any such lenders, prospective lenders, agents and arrangers and ratings agencies), other than any Losses resulting from any Company’s gross negligence or intentional misconduct. For the avoidance of doubt, any such fees and expenses shall not be included in Transaction Expenses or Working Capital.

5.12 Written Consents; Information Statement. By the Consent Deadline, EUSA shall deliver to the Buyer the Written Consents as provided in Recital D to this Agreement and shall use its commercially reasonable efforts to cause any holders of Capital Stock that did not execute the Written Consent or the Stockholder Agreement to execute the Written Consent and the Stockholder Agreement, as applicable. As promptly as practicable following the date of this Agreement, EUSA shall prepare an information statement describing this Agreement, the Merger and the other Transactions and the provisions of Section 262 of the DGCL (the “Information Statement”), and shall deliver the Information Statement to those EUSA Stockholders who did not execute the Written Consent for the purpose of informing them of the approval of the Merger and the adoption and approval of this Agreement pursuant to Section 228 of the DGCL. The Information Statement shall include such information as is necessary to comply with EUSA’s notice obligations pursuant to Sections 262 and 228 of the DGCL, and shall include a copy of Section 262 of the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the EUSA Stockholders in connection with the Transactions shall be subject to review and approval by the Buyer (not to be unreasonably withheld or delayed). Anything to the contrary contained herein notwithstanding, EUSA shall not include in the foregoing materials any information with respect to the Buyer or its Affiliates, the form and content of which shall not have been approved by the Buyer prior to such inclusion, which approval shall not be unreasonably withheld.

5.13 Section 409A. Upon request, EUSA will consult with the Buyer in good faith regarding reasonable actions that Buyer would like a Company take prior to Closing to be more compliant with the requirements of Section 409A (the “409A Compliance Actions”); provided, that the final decision whether to take each such requested 409A Compliance Action shall be EUSA’s in its sole discretion.

5.14 Section 401(a). With respect to any Employee Benefit Plan that is intended to satisfy the requirements of Section 401(a) of the Code, upon request, EUSA will consult with the Buyer in good faith regarding reasonable actions that Buyer would like a Company take prior to Closing for such Employee Benefit Plan to be more compliant with the requirements of the Code

(the “401(a) Compliance Actions”); provided, that the final decision whether to take each such requested 401(a) Compliance Action shall be EUSA’s in its sole discretion.

ARTICLE VI CLOSING CONDITIONS

6.1 Conditions to the Buyer’s Obligations. The obligation of the Buyer and Merger Sub to consummate the Transactions is subject to satisfaction, or written waiver by the Buyer, of each of the following conditions:

(a) (i) without taking into account any Supplemental Disclosure Items, all of the representations and warranties regarding the Companies in Article III, other than the Special Representations, must be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all respects as of such date), except in each case where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not, and would not reasonably be expected to have, a Material Adverse Effect ;provided that for purposes of determining the accuracy of such representations and warranties, to the extent any individual representation or warranty is not accurate in all respects (determined after taking into account all materiality qualifications limiting the scope of such representations and warranties), then all materiality qualifications limiting the scope of such representations and warranties shall be disregarded for purposes of determining whether the failure of the representations and warranties to be accurate has had, or would reasonably be expected to have, a Material Adverse Effect; and (ii) EUSA must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(b) without taking into account any Supplemental Disclosure Items, each of the Special Representations shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all respects as of such date);

(c) since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d) each of the following documents shall have been delivered to the Buyer and remain in full force and effect:

(i) a certificate, in form and substance reasonably satisfactory to the Buyer, executed by the Chief Executive Officer of EUSA confirming satisfaction of the conditions in Sections 6.1(a), 6.1(b) and 6.1(c);

(ii) payoff letters, dated no later than five (5) Business Days prior to the Closing Date: (A) with respect to the Estimated Debt, which shall include commitments to release all Encumbrances related to the Estimated Debt within a reasonable time after payment, each in form and substance reasonably satisfactory to the Buyer; and (B) Unpaid Transaction Expenses, each reasonably satisfactory to the Buyer;

(iii) the Escrow Agreement, executed by the Stockholders’ Representatives;

(iv) the Warrant Termination Agreements duly executed by the holders of all of the EUSA Warrants that have not been exercised;

(v) signed resignations of those officers and directors (or equivalent person) of each Company, as Buyer may request, from their positions as officers and directors, in form and substance reasonably satisfactory to the Buyer;

(vi) the Closing Date Allocation Schedule;

(vii) a Stockholder Agreement executed by EUSA Stockholders holding at least Ninety percent (90%) of the Capital Stock (determined on an as-converted basis) outstanding immediately prior to the Merger Effective Time; and

(viii) EUSA Stockholders holding at least Ninety percent (90%) of the Capital Stock (determined on an as-converted basis), outstanding immediately prior to the Merger Effective Time, shall have executed the Written Consent;

(e) all applicable mandatory waiting periods (and any extensions thereof) under Competition Laws set forth on Schedule 5.2(a) must have expired or otherwise been terminated and all mandatory approvals under the Competition Laws set forth on Schedule 5.2(a), if any, shall have been obtained;

(f) there must not be any Law enacted, issued, promulgated, enforced or entered by any court of competent jurisdiction or Governmental Body and remaining in effect which prohibits or renders illegal the consummation of the Transactions;

(g) there must not be pending or threatened in writing any Proceeding by any Governmental Body (other than one brought by the Buyer or its Affiliates) that: (i) is seeking to restrain, enjoin, prevent, prohibit or make illegal the consummation of the Transactions; (ii) is seeking to impose material limitations on the ability of the Buyer and its Affiliates effectively to exercise full rights of ownership of all shares of EUSA or the operation of all or any material portion of the business or assets of the Companies, taken as a whole; or (iii) is seeking to compel the Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Buyer and its Subsidiaries, taken as a whole; provided, however, that the Buyer will not be entitled to invoke this condition if the Buyer has failed to use commercially reasonable efforts pursuant to Section 5.1 to resolve such matters;

(h) other than pursuant to the Competition Laws, all consents and approvals by any Governmental Body required of the Buyer, any of its Affiliates or the Companies to consummate the Transactions, the failure of which to be obtained or made would have or would reasonably be expected to have a Material Adverse Effect, shall have been obtained or made;

(i) EUSA shall have provided the Buyer with evidence, reasonably satisfactory to the Buyer, as to the exercise, conversion or termination effective as of the Merger Effective Time of all EUSA Rights, in each case, in accordance with the terms of this Agreement;

(j) EUSA shall have complied with Section 5.8 of this Agreement; and

(k) EUSA shall have delivered to the Buyer an affidavit, under penalties of perjury, stating that EUSA is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance as required under Treas. Reg. Secs. 1.897-2(h) and 1.1445-2(c)(3), and a form of notice to the Internal Revenue Service dated as of the Closing Date conforming with the requirements of Treas. Reg. Sec. 1.897-2(h)(2).

6.2 Conditions to the EUSA’s Obligations. EUSA’s obligations to consummate the Transactions are subject to satisfaction, or written waiver by the Stockholders’ Representatives, of the following conditions:

(a) (i) all of the representations and warranties regarding the Buyer in Article IV must be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all respects as of such date), except in each case where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not, and would not reasonably be expected to have, a material adverse effect on the Buyer’s ability to consummate the Transactions, (ii) the Buyer must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) the Buyer must deliver to the Stockholders’ Representatives at the Closing a certificate, in form and substance reasonably satisfactory to the Stockholders’ Representatives, confirming satisfaction of the conditions in clauses (i) and (ii) above;

(b) the Buyer must have executed and delivered the Escrow Agreement;

(c) all applicable mandatory waiting periods (and any extensions thereof) under Competition Laws set forth on Schedule 5.2(a) must have expired or otherwise been terminated and all mandatory approvals under the Competition Laws set forth on Schedule 5.2(a), if any, shall have been obtained;

(d) there must not be any Law enacted, issued, promulgated, enforced or entered by any court of competent jurisdiction or Governmental Body and remaining in effect which prohibits or renders illegal the consummation of the Transactions; and

(e) There must not be pending any Proceeding by any Governmental Body (other than one brought by the any Company or its Affiliates) that is or would reasonably be expected to seek to restrain, enjoin, prevent, prohibit or make illegal the consummation of the Transactions; provided, however, that EUSA will not be entitled to invoke this condition if WUSA has failed to use commercially reasonable efforts pursuant to Section 5.1 to resolve such matters.

ARTICLE VII TERMINATION

7.1 Termination Events. This Agreement may, by written notice given to the Buyer or the Stockholders’ Representatives, as applicable, prior to the Closing, be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer and the Stockholders’ Representatives;

(b) by either the Buyer or the Stockholders’ Representatives, if the Closing has not occurred by the Termination Date; provided, however, that (i) the Buyer will not be entitled to terminate pursuant to this Section 7.1(b) if the Buyer or Merger Sub has failed to use commercially reasonable efforts pursuant to Section 5.1, subject to the limitations in Section 5.2, to satisfy the conditions to closing in Section 6.2 and consummate the Transactions and (ii) the Stockholders’ Representatives will not be entitled to terminate pursuant to this Section 7.1(b) if EUSA has failed to use commercially reasonable efforts pursuant to Section 5.1, subject to the limitations in Section 5.2, to satisfy the conditions to closing in Section 6.1 and consummate the Transactions;

(c) by either the Buyer or the Stockholders’ Representatives if any Governmental Body shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order other action shall have become final and nonappealable;

(d) by the Buyer, if: (i) EUSA shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure would render the condition in Section 6.1(a) or Section 6.1(b) incapable of being satisfied; or (ii) since the date of this Agreement, there shall have occurred any Material Adverse Effect, in the case clauses “(i)” and “(ii)” that is incapable of being cured or satisfied or has not been cured or satisfied by EUSA within thirty (30) days after written notice has been given by the Buyer to EUSA of such breach or failure to perform or Material Adverse Effect;

(e) by the Stockholders’ Representatives, if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure would render the condition in Section 6.2(a) incapable of being satisfied and is incapable of being cured or has not been cured by the Buyer within thirty (30) days after written notice has been given by EUSA to the Buyer of such breach or failure to perform; or

(f) by the Buyer if EUSA shall have not delivered to the Buyer by the Consent Deadline evidence that the Required Stockholder Vote shall have been obtained.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 5.6, this Section 7.2, Article XI and in the Confidentiality Agreements shall not be affected by such termination. Nothing in this Article VII will release any Party from any liability for any willful breach of any representation, warranty, covenant or agreement in this Agreement; provided that the Parties agree that any breach of the second sentence of Section 4.5 shall always be deemed a willful breach.

ARTICLE VIII INDEMNIFICATION

8.1 Indemnification by the Participants. After the Closing, subject to the terms and conditions of this Article VIII:

(a) each Participant, severally and not jointly and in all cases subject to the limitations set forth in this Article VIII, will indemnify and hold harmless the Indemnitees from and against all Losses, directly or indirectly, relating to or arising from:

(i) any breach or inaccuracy in any representation or warranty made by EUSA in this Agreement or in any other certificate or instrument required hereby that is executed and delivered by EUSA to Buyer at or prior to the Merger Effective Time, in each case when made (it being understood that no Indemnitee shall be entitled to indemnification with respect to any breach or inaccuracy of any representation or warranty when made if such inaccuracy or breach is cured as of the Closing Effective Time as long as no other representation, warranty or covenant contained in this Agreement is breached or violated in connection with achieving such cure) and on and as of the Closing Date as if made as of the Closing Date, without duplication, except for representations and warranties that speak of a specific date or time (which need only be accurate as of such date and time) and, in each case without giving effect to any Supplemental Disclosure Item (it being understood that any materiality qualification limiting the scope of any such representation or warranty shall be disregarded solely for purposes of determining the amount of any Losses with respect to any breach or inaccuracy of such representation or warranty (but with such materiality qualification remaining for purposes of determining whether there is in fact such a breach or inaccuracy));

(ii) any breach of or failure by EUSA to perform any covenant, agreement or obligation in this Agreement or any of the other Transaction Agreements to be performed at or prior to the Merger Effective Time;

(iii) any Unpaid Transaction Expenses or any Bonus and Repurchase Amount that were not reflected in the calculation of Estimated Purchase Price set forth in the Closing Date Allocation Schedule;

(iv) any inaccuracy or error in any Allocation Schedule;

(v) all Pre-Closing Taxes (other than any Pre-Closing Taxes to the extent reflected as accruals or reserves in the Working Capital calculation in the Closing Statement); and

(vi) Dissenting Share Payments.

(b) After the Closing, each EUSA Stockholder, severally and not jointly, will indemnify and hold harmless the Indemnitees from and against all Losses, directly or indirectly, relating to or arising from any inaccuracy or breach of any representation, warranty covenant or other agreement set forth in the Letter of Transmittal executed by such EUSA Stockholder.

8.2 Indemnification by the Buyer. After the Closing, subject to the terms and conditions of this Article VIII, the Buyer and the Companies, jointly and severally, will indemnify and hold harmless the Participants and their respective Affiliates and Representatives from and against and pay all Losses, directly or indirectly, relating to or arising from: (a) any breach of any representation or warranty made by the Buyer in Article IV, in each case when made and on and as of the Closing Date as if made as of the Closing Date, except for representations and warranties that speak of a specific date or time (which need only be accurate as of such date and time) and, in each case without giving effect to any materiality qualification limiting the scope of such representation or warranty for purposes of determining whether a breach occurred or an inaccuracy existed; or (b) any breach of or failure to perform any covenant or agreement of the Buyer in this Agreement or any of the other Transaction Documents (including any breach by any Company of any post-Closing obligation, covenant or agreement contemplated by this Agreement).

8.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or instrument delivered pursuant to this Agreement will survive the Closing. If the Closing occurs, the Participants will have no Liability with respect to any claim for any breach of any representation or warranty in this Agreement or for any breach of any covenant or agreement in this Agreement to be performed prior to the Closing Date, unless the Buyer notifies the Stockholders’ Representatives in writing of such a claim on or before the Survival Date; provided, however, that any claim relating to a Special Representation (such claims, “Excluded Claims”) may be made at any time until the expiration of the applicable statute or period of limitations. If the Closing occurs, the Buyer will have no liability with respect to any claim for any breach of any representation or warranty in this Agreement or for any breach of any covenant or agreement in this Agreement to be performed prior to the Closing Date, unless the Stockholders’ Representatives notify the Buyer in writing of such a claim on or before the Survival Date; provided, however, that any claims relating to Section 4.7 (Solvency) may be made at any time without any time limitation. If the Closing occurs, any claim relating to any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation; provided, that Liability with respect to a specific covenant or agreement that includes an express survival period or duration within such covenant or agreement shall only survive through the end of such express survival period or duration, except to the extent a claim is made prior to the end of such survival period or duration as contemplated in the next sentence. If the Buyer or the Stockholders’ Representatives, as applicable, provides proper notice of a claim within the applicable time period set forth above, Liability for such claim will continue until such claim is resolved. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Article VIII is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Article VIII for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties. Notwithstanding anything to the contrary contained in this Section 8.3, the limitations set forth in this Section 8.3 shall not apply in the case of fraud and any such claim shall survive indefinitely.

8.4 Limitations on Indemnification by the Participants.

(a) The Indemnitees will: (i) not be entitled to be indemnified for Losses with respect to the Covered Matters (other than a willful, intentional and knowing breach of any covenant, agreement or obligation in this Agreement or any of the other Transaction Agreements) for any Loss that is less than Ten Thousand Dollars ($10,000) per event or series of related events (the “Minimum Threshold”); and (ii) only be entitled to be indemnified for Losses with respect to Covered Matters (other than a willful, intentional and knowing breach of any covenant, agreement or obligation in this Agreement or any of the other Transaction Agreements) to the extent that the total of all Losses above the Minimum Threshold with respect to such matters exceeds Five Million Dollars ($5,000,000) (the “Deductible”), and then only for the portion above such Deductible. Notwithstanding anything to the contrary herein, except with respect to fraud: (i) with respect to any Capped Matters, no Participant shall be liable for an amount in excess of such Participant’s Pro Rata Percentage of the Losses in respect of such matter that exceed the Deductible; (ii) the Participants’ maximum aggregate liability with respect to the Capped Matters will be limited to an amount equal to the Escrow Funds (the “Cap”) plus fifty percent (50%) of any unpaid Milestone Payment; (iii) each Participant’s maximum individual liability with respect to the Capped Matters will be limited to an amount equal to such Participant’s Pro Rata Percentage, if applicable, of the Cap plus such Participant’s Pro Rata Percentage of fifty percent (50%) of any unpaid Milestone Payment; and (iv) each Participant’s maximum individual liability with respect to all matters described in Section 8.1 and otherwise pursuant to this Agreement combined will be limited to an amount equal to the aggregate after tax amounts actually received by such Participant pursuant to this Agreement.

(b) In addition to the foregoing limits, the Buyer acknowledges that, except in the case of fraud, after the Closing the sole and exclusive remedy of the Buyer with respect to claims for Losses pursuant to Section 8.1(a) shall be: (i) first against the Escrow Funds pursuant to the Escrow Agreement; (ii) after such time as all funds deposited into the Escrow Fund have been exhausted, are subject to preexisting indemnification claims or have otherwise been distributed to the Participants, second, set off against fifty percent (50%) of any unpaid Milestone Payment that has been earned pursuant to Section 2.6(b); and (iii) and in the case of Excluded Claims or the indemnifiable matters under Sections 8.1(a)(iv) only, after such time as all funds deposited into the Escrow Fund and fifty percent (50%) of any Milestone Payment that has been earned pursuant to Section 2.6(b) have been exhausted, are subject to preexisting indemnification claims or have otherwise been distributed to the Participants, directly against the Participants severally (and not jointly) in accordance with their Pro Rata Percentage (in all cases subject to the limits in Section 8.4(a) above). At and after such time as the Escrow Funds are exhausted or released, and fifty percent (50%) of any Milestone Payment that has been earned pursuant to Section 2.6(b), if any, have been exhausted or have otherwise been distributed to the Participants, except in the case of fraud, Excluded Claims or the matters under Sections 8.1(a)(iv), the Buyer and its Affiliates and Indemnitees shall not be entitled to seek indemnity under Section 8.1(a), and the Buyer and its Affiliates and Indemnitees shall have no further recourse against any Person for any unpaid Losses of the Buyer otherwise indemnifiable under Section 8.1(a). The Buyer shall seek payment for Losses indemnifiable pursuant to Section 8.1(b) directly from the applicable EUSA Stockholder(s) and without making any claim against the Escrow Funds.

(c) In addition to the foregoing limits: (i) all Losses shall be calculated after giving effect to any proceeds that have been recovered by the Buyer or any of its Affiliates (including the Companies after the Closing) from a third party or under any policy of insurance after deducting from such proceeds any increase in the future in any insurance premium due to such claim; and (ii) no Participant will have any Liability for any Loss that: (A) is otherwise accounted for in an adjustment to, and was actually taken into account in, the Estimated Purchase Price at Closing or pursuant to a post-Closing adjustment pursuant to Section 2.5 as provided in Article II, including any Liability included in Estimated Debt, Unpaid Transaction Expenses,

Bonus and Purchase Amount or Estimated Working Capital, in each case, solely to the extent so reflected; (B) represents or constitutes punitive, consequential, exemplary or special damages, (except, in each case, to the extent that a third party has obtained a final and nonappealable judgment therefor); or (C) would reasonably have been expected to have been mitigated through reasonable efforts of the Buyer or any of its Affiliates (including the Companies after the Closing). After the Closing, the Buyer hereby covenants and agrees to use commercially reasonable efforts to, and to cause the Companies (after the Closing) to use commercially reasonable efforts to, pursue recovery for any Losses indemnifiable under Section 8.1 from available insurance policies and third parties.

(d) The Parties acknowledge and agree that if any of the Companies suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any matter to which the Indemnitees are entitled to indemnification pursuant to this Article VIII, then it shall have rights as an Indemnitee as set forth in this Agreement notwithstanding that such inaccuracy or breach was made or caused by EUSA. The Parties further acknowledge and agree that the representations, warranties, covenants and obligations of EUSA, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information available to, or any investigation made by or Knowledge of, any of the Indemnitees (including EUSA) or any of their Representatives.

(e) Each Participant waives, and acknowledges and agrees, that such Participant shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Indemnitee in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any other Transaction Agreement.

(f) All indemnification payments under this Article VIII will be deemed adjustments to the Purchase Price.

8.5 Third-Party Claims.

(a) Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article VIII if a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party shall be entitled to make a claim for indemnification against any Party (the “Indemnifying Party”). Promptly after receipt by an Indemnified Party of notice of the commencement of any action or the assertion of any claim, liability or obligation by a Governmental Body or other third party (whether by legal process or otherwise), against which claim, liability or obligation any Indemnified Party is entitled to indemnification pursuant to this Article VIII, such Indemnified Party will, if a claim thereon is to be, or may be, made for indemnification pursuant to this Article VIII, promptly notify the Indemnifying Party (and the Stockholders’ Representatives, if the Indemnifying Party is the Participants) in writing (the “Third Party Claim Notice”) of the existence, commencement or assertion thereof, and give the Indemnifying Party a copy of such claim, process and all legal pleadings (to the extent existing and subsequently as such become available) and all other material information relating thereto in the Indemnified Party’s possession (provided, however, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under Article VIII (except to the extent such failure materially prejudices the defense of such claim)). The Indemnified Party shall assume the defense of such action or assertion of claim with counsel of reputable standing a (unless the Indemnified Party gives written notice to the Indemnifying Party within ten (10) Business Days after receipt of notice of the commencement of such third party claim that the Indemnified Party will not be assuming such defense, subject to the participation of the Indemnifying Party in such defense, as provided in this Section 8.5), and the Indemnified Party’s reasonable fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the Indemnifying Party subject to the limitations in this Article VIII. If the Indemnified Party declines to assume the defense of any such third party claim in accordance with the foregoing, then the Indemnifying Party shall have the right to assume the defense thereof upon written notice to the Indemnified Party using counsel of reputable standing.

(b) If the Indemnified Party does not decline the defense of a Third Party Claim in accordance with Section 8.5(a), then:

(i) The Indemnified Party shall use its commercially reasonable efforts (and cause its legal counsel to use its commercially reasonable efforts) to actively and diligently conduct the defense of such Third Party Claim and to seek resolution of such Third Party Claim in a prompt and commercially reasonable manner.

(ii) The Indemnifying Party shall have the right to participate in, but not control, the defense of such action with counsel of reputable standing solely at the Indemnifying Party’s own expense by notifying in writing such Indemnified Party within thirty (30) days following receipt of the applicable Third Party Claim Notice, unless the Indemnified Party has determined in good faith, after consultation with outside legal counsel, that the Indemnifying Party may have a material conflict of interest with respect to such action, other than any such conflict arising by virtue of the fact that the Indemnifying Party have or may have an indemnification obligation in respect of such action or that such indemnification obligation may be in dispute; provided, however, that in any event, if such Indemnified Party is an Indemnitee: (A) the Buyer may require as a condition to such participation that the Stockholders’ Representatives sign a confidentiality agreement, a joint defense agreement, common interest agreement or other similar agreement reasonably requested by the Buyer; and (B) the Buyer and the Stockholders’ Representatives shall enter into a confidentiality agreement, joint defense agreement, common interest agreement or other similar agreement if required in order to permit the Buyer to share material information with the Stockholders’ Representatives and if entering into such agreement or arrangement would effectively preclude any detrimental effect to any legal privilege that may attach to such information, as reasonably determined by both the Buyer and the Stockholders’ Representatives upon consultation with outside legal counsel.

(iii) The Indemnified Party shall keep Indemnifying Party informed of all material developments relating to such Third-Party Claim and Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim.

(iv) The Indemnifying Party shall cooperate and assist the Indemnified Party in such defense, and the Indemnifying Party and the Indemnified Party shall make available to the other Party all records, documents and information (written or otherwise) and personnel with information that is relevant to such defense in the possession or control of the Indemnifying Party.

(c) The Indemnified Party shall have the authority to settle or compromise any claim for which it has assumed or conducted the defense pursuant to this Section 8.5; provided, however, that if the Indemnified Party settles, adjusts or compromises any such claim or action without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed if such settlement is not for an amount that is unreasonably high in light of the circumstances), such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such claim or action; provided, however, that the Indemnified Party shall not settle or compromise any such claim for an amount that is unreasonably high in light of the circumstances without the consent of the Indemnifying Party. If (i) (A) there is a settlement proposal that has been made by a Third Party with respect to a Third-Party Claim, (B) such settlement proposal is still outstanding and may be accepted any time within ten (10) Business Days of a written request made by the Stockholders’ Representative pursuant to clause “(ii)” below, (C) is a solely monetary settlement (other than customary confidentiality, non-disparagement and other similar provisions) of an amount that is reasonable in light of the circumstances and does not require any Indemnified Party to surrender, waive or modify any of its rights (other than with respect to counterclaims or cross-claims that are directly related to such claim, have been first brought while defending such claim and where the surrender, waiver or modification of such rights is commercially reasonable in the context of such settlement), (D) would result in a complete release as to all Indemnified Parties of all claims made by such Third Party in such matter and (E) the settlement could be fully satisfied from the then-available Escrow Funds not subject to any then-pending claims pursuant to Third-Party Claim Notices or Claim Notices, and (ii) the Stockholders’ Representatives deliver a written request to Buyer that the Indemnified Party settle such Third-Party Claim on the terms proposed by such Third Party and agree the Indemnified Party shall be indemnified for the amount of such settlement proposal, plus reasonable defense costs incurred through the date of settlement of such claim, in each case from the Escrow Funds, then if Buyer does not accept such settlement proposal within ten (10) Business Days of such request by the Stockholders’ Representatives, the Losses the Indemnified Party may recover in respect of such Third-Party Claim will be limited to the amount of such settlement proposal, plus reasonable defense costs incurred through the date ten (10) Business Days after such request by the Stockholders’ Representatives.

(d) If the Indemnifying Party assumes the defense of any Third-Party Claim contemplated by Section 8.5(a) the defense of which is not assumed by the Indemnified Party in accordance with Section 8.5(a):

(i) The Indemnifying Party shall use its commercially reasonable efforts (and cause its legal counsel to use its commercially reasonable efforts) to actively and diligently conduct the defense of such Third-Party Claim and to seek resolution of such Third Party Claim in a prompt and commercially reasonable manner.

(ii) The Indemnified Party shall have the right to participate in the defense of such action with counsel of reputable standing reasonably satisfactory to the Indemnifying Party solely at the Indemnified Party’s own expense by notifying the Indemnifying Party in writing within ten (10) Business Days following receipt of the Indemnifying Party written notice to the Indemnified Party of the Indemnifying Party’s election to assume such defense; provided, however, that the Indemnifying Party may require as a condition to such participation that the Indemnified Party sign a confidentiality agreement, a joint defense agreement or other similar documents reasonably requested by the Indemnifying Party.

(iii) The Indemnifying Party shall keep the Indemnified Party informed of all material developments relating to such Third-Party Claim and the Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim, and all written communications pertaining to such Third-Party Claim relating to Taxes shall first be submitted to the Indemnified Party for approval and shall only be finally transmitted by the Indemnifying Party if such approval is given (which approval shall not be unreasonably withheld, conditioned or delayed).

(iv) The Indemnified Party and the Indemnifying Party shall cooperate, and will assist each other in such defense and the negotiation or potential settlement of any Third Party Claim, and shall make available to the Indemnifying Party all records, documents, employees and information (written or otherwise) relevant to such defense in the possession or control of the Indemnified Party, shall make available witnesses in a reasonable and timely manner to provide testimony through declarations, affidavits, depositions or at hearing or trial and to cooperate with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim, and preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims, and to provide such documents and things to each other, consistent with deadlines dictated by a particular manner, as required by legal procedure or court order, or if reasonably requested by another party hereto.

(v) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third-Party Claim that would materially restrict or limit the ability of the Indemnified Party to conduct its business and affairs in the ordinary course of business consistent with past practices, does not provide a full release for the Indemnified Party from the Third Party Claim, or require payment of amounts in excess of those then remaining in the Escrow Account. No Indemnified Party shall settle, adjust or compromise any claim for which the Indemnifying Party has assumed the defense of the subject Third Party Claim pursuant to this Section 8.5(d).

(e) In the event and to the extent any Indemnitee is entitled to indemnification with respect to such action or claim, and in all events subject to the provisions and limitations of this Article VIII, all reasonable expenses relating to the defense of such claim or action shall be borne and paid exclusively by the Indemnifying Party, and if the Indemnified Party is an Indemnitee, any such expenses shall constitute Losses and shall be advanced from the Escrow Funds and the Buyer and the Stockholders’ Representatives shall execute joint written notices to the Escrow Agent and Stockholders’ Representatives shall otherwise cooperate with the Indemnitee in obtaining such advance or advances of funds from the Escrow Funds.

(f) The Stockholders’ Representatives shall make no settlement or compromise of a Third-Party Claim relating to Taxes or agree upon any matter in the conduct of such claim which is reasonably likely to affect the amount thereof or the future Tax liability of any Indemnitee without the prior approval of the Buyer, not to be unreasonably withheld, conditioned or delayed.

(g) Notwithstanding the foregoing, no Indemnitee shall be required to provide copies of information to the Stockholders’ Representatives to the extent that providing such information to the Stockholders’ Representatives would cause such information to not be protected by any legal privilege after taking into account any joint defense or common interest agreement the Parties have entered into.

(h) Subject to this Section 8.5 and Article VIII as applicable, if the Participants shall be required by final non-appealable judgment or a settlement agreement to pay any amount or perform any action in respect of any obligation or liability pursuant to which any Indemnitee has a right for indemnification or reimbursement pursuant to Section 8.1(a), the Buyer and the Stockholders’ Representatives shall execute a joint written notice to the Escrow Agent instructing the Escrow Agent to release funds from the Escrow Funds in the amount equal to the aggregate Losses relating to such action or claim for which the Indemnitee is entitled to indemnification under this Article VIII pursuant to and in accordance with the Escrow Agreement (including all reasonable fees and expenses incurred by the Indemnitee in the defense of such claim or action comprising such indemnifiable Losses to the extent not previously advanced from the Escrow Funds).

8.6 Exclusive Remedy. After the Closing, this Article VIII will provide the exclusive remedy for money damages for matters relating to or arising from this Agreement, except for fraud. This Article VIII will not affect any remedy any Party may have under this Agreement prior to the Closing or upon termination of this Agreement.

8.7 Procedure for Direct Claims. In the event that any Indemnified Party believes that it is entitled or may become entitled, to claim indemnification, compensation or reimbursement under this Article VIII, such Indemnified Party shall notify in writing (the “Claim Notice”) the Indemnifying Party (or the Stockholders’ Representatives, in the case of the Participants). The Claim Notice shall include a non-binding estimate of the amount of Losses suffered, incurred or paid or to be suffered, incurred or paid by such Indemnified Party (the aggregate amount of such estimate, as it may be reasonably modified by such Indemnified Party from time to time, being referred to as the “Claimed Amount”) and contain a description in reasonable detail of the facts and circumstances supporting such Indemnitee’s claim. If the Indemnified Party is an Indemnitee, the Parties hereby agree to resolve any matters set forth in a Claim Notice in accordance with the procedures set forth in the Escrow Agreement. If the Indemnifying Party is the Buyer, the Buyer and the Stockholders’ Representatives shall, for a period of thirty (30) days, negotiate in good faith to resolve any matters set forth in a Claim Notice, and shall thereafter resolve any remaining issues related to such claim subject to Section 11.7 and Section 11.8 of this Agreement.

ARTICLE IX TAX MATTERS

9.1 Preparation of Tax Returns and Payment of Taxes.

(a) The Stockholders’ Representatives shall prepare and file, or cause to be prepared and filed, at EUSA’s expense, any and all Tax Returns required to be filed by EUSA and its Subsidiaries on or prior to the Closing Date (after giving effect to any valid extensions of the due date for filing any such Tax Returns). All such Tax Returns must be prepared in a manner consistent with the prior Tax Returns of EUSA or the applicable Subsidiary, as the case may be, unless otherwise required under applicable Law. EUSA shall timely pay (or cause to be timely paid) all Taxes shown as due and owing on all such Tax Returns. With respect to (i) income Tax Returns and (ii) other material Tax Returns showing liabilities for Taxes that are unusual in amount, EUSA shall: (a) timely deliver a properly completed draft of each such material Tax Return, along with work papers and back-up information reasonably necessary or appropriate for the Buyer to appropriately review each such Tax Return; and (b) permit the Buyer to review, comment on and approve each such Tax Return prior to filing any such Tax Return, which approval will not be unreasonably withheld or delayed. The Buyer shall prepare and file, or cause to be prepared and filed, at the Buyer’s expense, any and all other Tax Returns required to be filed by EUSA or its Subsidiaries and the Buyer shall pay (or cause to be paid) all Taxes shown as due and owing on all such Tax Returns, provided, that (i) the Buyer shall be entitled to be indemnified by the Participants for any Pre-Closing Taxes reported on such Tax Returns pursuant to and to the extent provided in Section 8.1(a)(v), subject to the limitations set forth in Article VIII, and (ii) under no circumstances shall the Buyer be entitled to indemnification with respect to Taxes for any period beginning after the Closing Date or the post-Closing portion of any period that includes the Closing Date. Any Tax Returns of EUSA or any of its Subsidiaries prepared or filed by the Buyer which relate to a Pre-Closing Tax Period (whether in whole or in part) must be prepared in a manner consistent with the prior Tax Returns of EUSA or the applicable Subsidiary, as the case may be, unless otherwise required under applicable Law, and the Buyer shall: (x) timely deliver a properly completed draft of each such Tax Return that reports any Pre-Closing Taxes for which the Participants are required to indemnify pursuant to Article VIII, along with work papers and back-up information reasonably necessary or appropriate for the Stockholders’ Representatives to appropriately review each such Tax Return, and (y) permit the Stockholders’ Representatives to review, comment on and approve each such Tax Return prior to filing any such Tax Return, which approval will not be unreasonably withheld or delayed.

(b) For purposes of preparing all Tax Returns, the Parties agree to use the following conventions (and to cause the Companies to use the following conventions):

(i) As provided in Section 9.2, all Deductible Amounts (as defined below) and expenses resulting from the payment or accrual of an amount in a Pre-Closing Tax Period shall be treated as occurring on the Closing Date and no Party hereto shall make any election under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. applicable Law) to apply the “next day rule” to such deductions;

(ii) Any gains, income, deductions, losses, or other items resulting from transactions outside of the ordinary course of business and not contemplated by this Agreement occurring on the Closing Date at the direction of the Buyer, but after the Closing shall be treated as occurring on the day after the Closing Date and each party hereto shall utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. applicable Law) to for purposes of reporting such items on applicable Tax Returns.

(iii) No Party shall make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any similar provision of state, local, or non-U.S. applicable Law) to ratably allocate items incurred by EUSA or any of its Subsidiaries; and

(iv) No election under Code Section 338 (or any similar provision of state, local, or non-U.S. applicable Law) shall be made with respect to the acquisition (or deemed acquisition) of EUSA or any Subsidiary of EUSA.

9.2 Certain Deductible Matters. The Buyer, the Participants and EUSA acknowledge that: (a) there will be various bonus and compensation payments made to current or former Employees and other service providers of the Companies with respect to the Transactions that will occur or be accrued or triggered on or about the Closing Date (including, without limitation, payment of the Bonus and Repurchase Amount to certain current or former Employees and other service providers of the Companies and the Option Consideration); and (b) the Unpaid Transaction Expenses will be paid on behalf of the Participants and the Companies by the Buyer at Closing (collectively, all of the matters in clauses “(a)” and “(b)” above, the “Deductible Amounts”), and the Buyer, the Participants and EUSA acknowledge and agree that: (i) all Tax deductions attributable to such Deductible Amounts will be reported on EUSA’s Tax Returns for the taxable period ending on or before the Closing Date and the Pre-Closing Tax Period, except to the extent otherwise required by applicable Laws; and (ii) no Party will take, or cause any of its Affiliates to take, any position that is inconsistent with the foregoing (unless otherwise required by applicable Laws).

9.3 Cooperation on Tax Matters. The Buyer, EUSA and the Participants shall provide each other with such cooperation and information as any of them reasonably may request in order to file any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents related to rulings or other determinations by any taxing authorities. The Buyer and EUSA shall make their respective employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. The Buyer and EUSA shall retain all Tax Returns, schedules and work papers, records and other documents in their respective possession related to Tax matters of EUSA and its Subsidiaries for each Pre-Closing Tax Period until the later of: (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax years or periods; or (b) six (6) years following the due date for such Tax Returns (after giving effect to any extensions for filing such Tax Returns). Any information obtained under this Section 9.3 will be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

9.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions will be split 50-50 between the Buyer and the Participants when due. The Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable Law, the Stockholders’ Representatives (on behalf of the Participants) will join in the execution of any such Tax Returns and other documentation upon the request of the Buyer.

9.5 Tax Claims.

(a) The Buyer and EUSA, on the one hand, and the Stockholders’ Representatives, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events involving a Governmental Body with respect to Pre-Closing Taxes (any such inquiry, claim, assessment, audit or similar event, a “Tax Claim”). Any failure to so notify the other party of any Tax Claim shall not relieve such other party of any liability with respect to such Tax Claim except to the extent such party was actually prejudiced as a result thereof. The Buyer shall have control of the conduct of all Tax Claims, including any settlement or compromise thereof; provided, however, that: (i) the Buyer shall keep the Stockholders’ Representatives informed of the progress of any material Tax Claim and shall use its reasonable best efforts (and cause its legal counsel to use its reasonable best efforts) to actively and diligently conduct the defense of such Tax Claims, provided that the Buyer shall not be required by reason of such reasonable best efforts obligation to settle or compromise a tax claim on a basis that it deems unreasonable; (ii) the Stockholders’ Representatives, at the cost and expense of the Participants, shall have the right to participate in any Tax Claim to the extent it relates to Pre-Closing Taxes; and (iii) the Buyer shall not effect any such settlement or compromise with respect to which the Participants are obligated to indemnify under Article VIII without obtaining the Stockholders’ Representatives’ prior written consent thereto, which shall not be unreasonably withheld or delayed.

(b) If the Stockholders’ Representatives elect to participate in a Tax Claim: (i) the Stockholders’ Representatives shall notify the Buyer of such intent; and (ii) the Buyer shall (and shall cause EUSA and its Subsidiaries to) take all actions necessary to allow the Stockholders’ Representatives (and its counsel) to participate in such Tax Claim. The Stockholders’ Representatives’ right to participate in a Tax Claim shall include: (A) consulting with the Buyer or EUSA or any Subsidiary (and their counsel) regarding the conduct of such Tax Claim; (B) timely receiving from the Buyer, EUSA or any Subsidiary all material written correspondence and other material documents received regarding the Tax Claim from the applicable Governmental Body; and (iii) reviewing or commenting on any material written correspondence and other documents that will be provided to the Governmental Body with respect to such Tax Claim.

(c) This Section 9.5 shall control in lieu of Section 8.5 to the extent of any conflict between them.

(d) In calculating the indemnification for Pre-Closing Taxes (other than any Pre-Closing Taxes that are reflected as accruals or reserves in the Working Capital calculation in the Closing Statement) provided in Section 9.1(a), a “Loss” shall be deemed to have occurred only to the extent that the Buyer, EUSA or any of its Subsidiaries are required to pay additional cash Taxes for any Pre-Closing Period. In calculating the amount of any Loss, there shall not be taken into account any Pre-Closing Taxes to the extent they are reasonably expected to be offset by reductions in Taxes in later periods as a result of the same adjustment. Further, all indemnification for Pre-Closing Taxes referred to in this Article IX shall be pursuant to Section 8.1(a)(v), subject to the limitations set forth in Article VIII.

9.6 Amended Tax Returns. Neither EUSA, any of its Subsidiaries, the Buyer or any other Person will amend, or cause to be amended, any Tax Returns that were filed by EUSA or any of its Subsidiaries prior to the Closing Date or that otherwise relate (in whole or in part) to any taxable years or periods ending on or before the Closing Date or to the Pre-Closing Period, or take any other action that could cause the Taxes of EUSA or any of its Subsidiaries for any Pre-Closing Period to be increased, in each case, without the consent of the Stockholders’ Representatives, which consent shall not be unreasonably withheld.

9.7 Tax Refunds. All refunds of Taxes of the Companies for any Pre-Closing Tax Period that are actually received in cash whether in the form of cash received or a credit against Taxes otherwise payable and that are attributable to facts, circumstances or events in existence or occurring on or before the Closing Date, but excluding any such refunds attributable to facts, circumstances or events occurring after the Closing Date (e.g., a carryback of a net operating loss arising in a post-Closing Tax period to a Pre-Closing Tax Period) shall be the property of the Participants. If any of the Companies receives a refund that is the property of the Participants under the preceding sentence, the Buyer shall pay such refund, within 10 Business Days of receipt or claiming the credit, to Stockholders’ Representatives for distribution to the Participants net of any Taxes imposed upon any of the Companies with respect to the actual or deemed distribution of such amounts to the Buyer and payment by the Buyer to the Stockholders’ Representatives; provided, however that the Participants agree to repay the amount paid over to the Stockholders’ Representatives (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Buyer if any of the Companies are required to repay such refund to a Governmental Body.

ARTICLE X POST-CLOSING COVENANTS

10.1 Indemnification.

(a) The Buyer and EUSA agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers, Employees or agents, as the case may be, of any of the Companies, and all other persons who may presently serve or have served at the request of EUSA or any of the Companies as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (the “D&O Indemnified Persons”) (to the extent provided in the respective Organizational Documents of such entity or in any of the indemnification agreements set forth on Section 3.9(a)(xiv) of the Disclosure Schedule, in each case as in effect on the date of this Agreement) shall survive the Closing and remain in full force and effect in accordance with their terms and without regard to any subsequent amendments, restatements or deletions. Buyer and EUSA agree, for the benefit of the D&O Indemnified Persons, that Buyer, EUSA and the Companies, as applicable, shall perform all such obligations, if any, to hold harmless, indemnify and defend and advance expenses to all such D&O Indemnified Persons.

(b) EUSA shall obtain a prepaid tail policy (the “Tail Policy”) prior to the Closing that provides the D&O Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Closing Date. None of Buyer, EUSA or any of the Companies shall take any action, or permit to occur any action or circumstance, that would terminate or otherwise render void or inapplicable the coverage provided by the Tail Policy.

(c) The provisions of this Section 10.1 are: (i) intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her Representatives; and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(d) In the event that any Company or any of its respective successors or assigns (i) consolidates or merges with or into any other Person (other than an Affiliate of such Company) and is not the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (other than an Affiliate of such Company), then, and in each such case, the Buyer shall ensure that proper provision is made so that the successors and assigns of such Company or such assets shall assume all of the obligations thereof set forth in this Section 10.1.

(e) The obligations of the Buyer and the Companies under this Section 10.1 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 10.1 applies without the consent of the affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 10.1 applies shall be third party beneficiaries of this Section 10.1).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any insurance policy that is or has been in existence with respect to any Company or any of its managers, directors (or any equivalent Persons), advisory committee members or officers, it being understood and agreed that the indemnification provided for in this Section 10.1 is not prior to or in substitution for any such claims under such policies.

10.2 Retention of and Access to Books and Records and Personnel.

(a) The Buyer shall not, and shall not permit the Companies to, for a period of seven (7) years after the Closing Date, dispose of or destroy any of the business records and files of the Companies relating to the period prior to the Closing Date.

10.3 Certain Employment Covenants.

For at least one year after the Closing Date, the Buyer agrees it will, or will cause the Companies to, provide to each Employee located in France of any of the Companies who continues employment with the Buyer or any of its Affiliates, including any of the Companies, after the Merger Effective Time (each a “Continuing French Employee”): (a) at least the same salary, wages and bonus opportunities as were provided to such Continuing French Employee by the applicable Company immediately prior to the Closing Date and (b) substantially similar terms and conditions of employment and employee benefits as were provided to such Continuing French Employee by the applicable Company immediately prior to the Closing Date, and pursuant to the Companies Benefit Plans (as defined below) in which they previously participated. The Buyer agrees that each Employee of any of the Companies who continues employment with the Buyer or any of its Affiliates, including any of the Companies, after the Merger Effective Time (each a “Continuing Employee”) shall be eligible, as determined after the Merger Effective Time by the Buyer, to either: (a) continue participating in the health and welfare benefit plans, programs, policies and arrangements of the Companies in effect immediately prior to the Merger Effective Time (the “Companies Benefit Plans”); or (b) participate in the health and welfare benefit plans, programs, policies and arrangements of the Buyer (the “Buyer Plans”) on substantially the same terms and conditions as applicable to similarly situated employees of the Buyer other than Continuing Employees (the “Similarly Situated Employees”). In the event that Continuing Employees participate in the Buyer Plans after the Merger Effective Time, and subject to any necessary transition period, applicable plan provisions, contractual requirements or Law, the Buyer shall use commercially reasonable efforts to ensure that such Continuing Employees (and their eligible dependents) receive credit under such plans for their years of service with the Companies prior to the Merger Effective Time for purposes of eligibility requirements and for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of preexisting condition limitations; provided, however, that in no event shall the Continuing Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. Notwithstanding any provision herein to the contrary, neither the Buyer nor any of its Affiliates (including the Companies) shall be obligated to continue to employ any Continuing Employee for any specific period of time following the Merger Effective Time, subject to applicable Law. This Section 10.3 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 10.3, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 10.3. Nothing in this Section 10.3 is intended to amend any Buyer or Company employee benefit plan, or interfere with any Person’s right to amend or terminate any employee benefit plan or the employment or provision of services by any Person.

ARTICLE XI MISCELLANEOUS

11.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request (and at the expense of such requesting Party) for the purpose of carrying out the intent of the Transaction Documents.

11.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, as expressly set forth in this Agreement, any D&O Indemnified Person; provided, however, that the Financing Sources shall be third party beneficiaries of Sections 11.7, 11.8 and 11.17.

11.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of such documents (including any letter of intent); provided, that the terms of the Confidentiality Agreements shall only be superseded as of the Closing (if the Closing occurs).

11.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of such Party’s rights, interests or obligations in this Agreement without the prior written approval of the Buyer and the Stockholders’ Representatives; provided, however, that Parent may assign, delegate and transfer its rights, interests and obligations in this Agreement to an Affiliate of Parent (in which case such Affiliate shall be considered the “Buyer” for all purposes in this Agreement) without the prior written approval of any other Party if Parent (i) agrees to cause such Affiliate to fulfill all of the Buyer’s obligations under this Agreement, (ii) in fact, causes such Affiliate to fulfill all such obligations, and (iii) remains jointly and severally liable with the new Buyer for any and all obligations of “Buyer” under this Agreement.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement and may be executed by means of signatures transmitted by facsimile or e-mail.

11.6 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date: (a) three (3) Business Days after such notice is sent by registered U.S. mail, return receipt requested; (b) one (1) Business Day after receipt of confirmation if such notice is sent by facsimile or other electronic transmission service to the appropriate address or number as set forth below; (c) one (1) Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one (1) Business Day after delivery of such notice in person; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to the Stockholders’ Representatives:

Essex Woodlands Health Ventures, Inc.

21 Waterway Avenue

Suite 225

The Woodlands, TX 77380

Attn: Petri Vainio, Krista Sickles and Richard Kolodziejcyk

Fax: (281) 364-9755

Mayflower L.P.

c/o 3i Investments plc

16 Palace Street

London

SW1E 5JD

England, United Kingdom

Attn: Ian Lobley

Email: ian.lobley@3i.com and legal.notices@3i.com

Bryan Morton

c/o EUSA Pharma Inc.

The Magdalen Centre

Oxford Science Park

Oxford

OX4 4GA

England, United Kingdom

Fax: +44 (0) 1865 784253

in each case, with a copy to (which shall not constitute notice):

K&L Gates LLP

70 W. Madison St., Suite 3100

Chicago, IL 60602

Attn: Bruce A. Zivian

Fax: (312) 827-7074

If prior to the Closing, any Company:

EUSA Pharma Inc.

The Magdalen Centre

Oxford Science Park

Oxford

OX4 4GA

England, United Kingdom

Attn: Zoe Evans, General Counsel

Fax: +44 (0) 1865 784253

with a copy to (which shall not constitute notice):

K&L Gates LLP

70 W. Madison St., Suite 3100

Chicago, IL 60602

Attn: Bruce A. Zivian

Fax: (312) 827-7074

If to the Buyer or, after the Closing, any Company:

Jazz Pharmaceuticals Public Limited Company

45 Fitzwilliam Square

Dublin 2 Ireland

Attn: Secretary

Fax: 353 (1) 634-4170

with a copy to (which shall not constitute notice):

Jewel Merger Sub Inc.

3180 Porter Drive

Palo Alto, CA 94304

Attn: Suzanne Sawochka Hooper, Executive Vice President & General Counsel, Jazz

Pharmaceuticals Public Limited Company

Fax: (650) 496-3781

with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attn: Jennifer Fonner DiNucci

Fax: (650) 849-7400

11.7 Jurisdiction and Venue of Disputes; Waiver of Jury Trial. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED UNDER THE ESCROW AGREEMENT, EACH PARTY: (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS; (C) AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM; AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 11.6. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS.

11.8 Governing Law. This Agreement and the other Transaction Documents (unless otherwise expressly stated therein) will be governed by the laws of the State of New York without giving effect to any choice or conflict of law principles of any jurisdiction.

11.9 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by EUSA, the Buyer, and the Stockholders’ Representatives. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Parties. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

11.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Expenses. Except as otherwise provided in this Agreement, the Companies will bear all expenses incurred by any Company, EUSA Stockholder or any of their respective Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. The Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

11.12 Disclosure Schedule. The disclosure schedule (collectively the “Disclosure Schedule”) is a series of schedules corresponding to the sections contained in Article III and certain other Articles herein and containing the information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties in such Articles. Nothing in the Agreement or in the Disclosure Schedule constitutes an admission that any information disclosed, set forth or incorporated by reference in the Disclosure Schedule or in the Agreement is material, constitutes a Material Adverse Effect or is otherwise required by the terms of the Agreement to be so disclosed, set forth or incorporated by reference. Any disclosure set forth in any particular Section of the Disclosure Schedule will be deemed disclosed for any other Section of the Disclosure Schedule to the extent that its relevance or applicability to such other Section of the Disclosure Schedule is reasonably apparent on the face of such disclosure. The Disclosure Schedule is incorporated herein by reference. No disclosure in the Disclosure Schedules (including but not limited to those relating to any possible breach of violation of any agreement, law or regulation) shall be construed or deemed to be, nor shall it constitute, an admission to any third party concerning such item.

11.13 Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments thereto, in each case as in effect as of the date hereof. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP. The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. When reference is made in this Agreement to information that has been “made available” or “provided to” the Buyer or its Representatives, that shall include, among other things, information that was contained in the Data Room no later than 5:00 p.m., Pacific Time, on the date three (3) Business Days prior to the date of this Agreement.

11.14 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement (other than a provision determined by a final judgment of a court of competent jurisdiction to be illegal or invalid), in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

11.15 Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.

11.16 The Stockholders’ Representatives.

(a) Each Participant, on behalf of such Participant and such Participant’s successors, heirs and permitted assigns, hereby irrevocably appoints Essex Woodlands Health Ventures, Inc. (the “Essex Stockholders’ Representative”), Mayflower, L.P. (the “3i Stockholders’ Representative”) and Bryan Morton (collectively, the “Stockholders’ Representatives”) as such Participant’s agents and attorneys-in-fact, with full power of substitution, for all purposes set forth in this Agreement and the other Transaction Documents, including the full power and authority: (i) to consummate the transactions to be consummated by the Participants under this Agreement and the other Transaction Documents; (ii) to receive and disburse any funds received hereunder or under the Escrow Agreement to the Participants; (iii) to execute and deliver on behalf of the Participants any amendment or waiver under this Agreement and the other Transaction Documents and to agree to resolution of all claims and disputes hereunder or thereunder and of any Tax audit or Tax contest; (iv) to retain legal counsel and other professional services, at the expense of the Participants, in connection with the performance by the Stockholders’ Representatives of this Agreement and the other Transaction

Documents and any Tax Audit or Tax contest; (v) deliver or agree to the Post-Closing Allocation Certificates contemplated by Section 2.2(b) and authorize any offset against the Milestone Payment in satisfaction of claims for indemnification made by the Buyer under Article VIII; (vi) object to, defend, settle and compromise claims for indemnification made by any Indemnitee under Article VIII and otherwise act for the Participants with respect to any such claims; (vii) take all actions contemplated by Section 2.4, Section 2.5 and Section 2.6; and (viii) to do each and every act and exercise all rights which such Participant is permitted or required to do or exercise under this Agreement and the other Transaction Documents as fully and completely as such Participant could do if personally present, or which the Stockholders’ Representatives deem necessary or appropriate in their discretion relating to or in connection with this Agreement and the other Transaction Documents in any respect. Except as explicitly agreed the Stockholders’ Representatives and where applicable their respective managers and Affiliates are not acting for or advising any Participant or other Party.

(b) The appointment of the Stockholders’ Representatives as the attorneys-in-fact for the Participants as set forth in this Section 11.16 and all authority hereby conferred are granted and conferred in consideration of the interest of the other Participants, is therefore coupled with an interest and is and will be irrevocable and will neither be terminated nor otherwise affected by any act of any Participant or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of such Participant or by the occurrence of any other event. If, after the execution of this Agreement, any Participant dies, dissolves or liquidates or becomes incapacitated or incompetent, the Stockholders’ Representatives are nevertheless authorized, empowered and directed to act in accordance with this Section 11.16 as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. In the event that Bryan Morton ceases to be a Stockholders’ Representatives for any reason, each Participant agrees that the remaining Stockholder Representatives are solely authorized to irrevocably constitute and appoint a replacement Stockholders’ Representatives if they so choose.

(c) In dealing with this Agreement and the other Transaction Documents, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representatives hereunder or thereunder, the Stockholders’ Representatives will not assume any, and will incur no, responsibility or Liability whatsoever to any Participant by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement and the other Transaction Documents, except for fraud. In taking any actions in their capacities as Stockholders’ Representatives, the Stockholders’ Representatives may rely conclusively, without further investigation or inquiry, upon any certification or confirmation, oral or written, given by any person or entity the Stockholders’ Representatives reasonably believe to be authorized to provide such certification or confirmation, and may with respect to all questions arising under this Agreement and the Transaction Documents, and otherwise in connection herewith, rely on the advice of counsel. The Stockholders’ Representatives undertake to perform such duties, and only such duties, as are specifically set forth in this Agreement and the applicable portions of the other Transaction Documents with respect to their roles as Stockholders’ Representatives, and no implied covenants or obligations shall be read into this Agreement or any such other Transaction Documents against the Stockholders’ Representatives. The Participants, jointly and severally, agree to indemnify the Stockholders’ Representatives, their respective successors, assigns, Representatives and Affiliates (the

“Stockholders’ Representatives Parties”) and to hold the Stockholders’ Representatives Parties harmless from and against and pay any and all Losses or expenses incurred by the Stockholders’ Representatives and arising out of or in connection with their duties as Stockholders’ Representatives, including the reasonable costs and expenses incurred by the Stockholders’ Representatives in defending against any claim or Liability in connection with this Agreement and the other Transaction Documents. The Participants, jointly and severally, agree to indemnify the Stockholders’ Representatives Parties for all costs incurred by the Stockholders’ Representatives pursuant to the assumption of or participation in the defense of any Third Party Claim or any other claims for which any Indemnitee may seek indemnification under Article VIII, or for which the Stockholders’ Representatives seek recovery from any Indemnifying Party under Article VIII. At the Closing, the Stockholders Representatives shall set aside Five Hundred Thousand Dollars from the Base Amount delivered to them by the Buyer (the “Stockholders’ Representatives Fund Amount”), which Amount shall be maintained by the Stockholder Representatives in a segregated account. Any out-of-pocket costs and expenses incurred by the Stockholders’ Representatives in connection with actions taken by the Stockholders’ Representatives pursuant to the terms of this Agreement and the other Transaction Documents, including reasonable attorneys and accountants fees and expenses, will be paid by the Participants (based on each Participant’s Pro Rata Percentage) to the Stockholders’ Representatives out of the Stockholders’ Representatives Fund Amount, or if no funds remain in the Escrow Fund or the Stockholders’ Representatives Fund Amount is zero, by deducting any such amounts due to the Stockholders’ Representatives from amounts otherwise distributable to the Participants from the funds in the Escrow Fund otherwise distributable to Participants pursuant to the terms hereof and the Escrow Agreement at the time of such distribution or from the Milestone Payment, if, as and when the Milestone Payment is required to be paid, provided that in each case the Stockholders’ Representatives shall first pay any such costs and expenses from the Stockholders’ Representatives Fund Amount, if any. Upon determination by the Stockholders’ Representatives that the Stockholders’ Representatives Fund Amount is no longer necessary to be held, the Stockholders’ Representatives will cause any such remaining Amount to be distributed to the Participants on the same basis as the Participants would be entitled to receive any funds distributed from the Escrow Funds. The Stockholders’ Representatives Fund Amount shall not be required to be held in an interest bearing account. The Stockholders’ Representatives shall hold and disburse the Stockholders’ Representatives Fund Amount in trust for all Participants, and the Amount shall not be used for any other purpose except as provided in this Section 11.16 and shall not be available to the Buyer to satisfy any claims hereunder or under any Transaction Document.

(d) Any action consented to in writing by at least two (2) of the three (3) Stockholders’ Representatives, including the unanimous written consent of the Essex Stockholders’ Representative and the 3i Stockholders’ Representative (the “Required Stockholders’ Representatives”), shall be deemed to be an action taken by the Stockholders’ Representatives for all purposes under this Agreement. The Buyer shall be entitled to rely (without investigation) on any action taken by the Required Stockholders’ Representatives as being taken by all of the Stockholders’ Representatives on behalf of each of the Stockholders’ Representatives and on behalf of each of the Participants, and fully authorized by each Participant. Each Participant hereby agrees that for any Proceeding arising under this Agreement and the Transaction Documents, and otherwise with respect to any matter described or referred to in this Section 11.16, or any other agreement entered into in connection with this Agreement or the Transaction Documents, such Participant (i) may be served legal process by registered mail to the address set forth on the Pre-Closing Allocation Certificate and that service in such manner shall be adequate, (ii) shall not assert any defense or claim that service in such manner was not adequate or sufficient in any court in any jurisdiction, and (iii) acknowledges and agrees that all decisions and actions of the Stockholders’ Representatives shall be binding on all Participants, and no Participant shall have the right to object, dissent, protest or otherwise contest the same.

11.17 Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, EUSA agrees, on behalf of itself and its Affiliates, that it will not bring or support any legal action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Debt Financing), including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof. The provisions of this Section 11.17 shall enure to the benefit of, and be enforceable by, each Financing Source, each of which is hereby intended to be an express third party beneficiary of this Section 11.17.

[Signature pages follow]

The Parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

Company:

EUSA PHARMA INC.

By:	/s/ Bryan Morton
Name: Bryan Morton Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

The Parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

Buyer:

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ David Brabazon
Name: David Brabazon Title: Senior Vice President, Finance

[SIGNATURE PAGE TO MERGER AGREEMENT]

The Parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

Merger Sub:

JEWEL MERGER SUB INC.

By:	/s/ Suzanne Sawochka Hooper
Name: Suzanne Sawochka Hooper Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

The Parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

Stockholders’ Representatives:

Essex Woodlands Health Ventures, Inc., Stockholders’ Representatives

By:	/s/ Petri Vainio

Name:	Petri Vainio

Title:	Managing Director

[SIGNATURE PAGE TO MERGER AGREEMENT]

The Parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

Stockholders’ Representatives:

Mayflower, L.P., Stockholders’ Representatives

By:	3i Investments plc, its managers

By:	/s/ Ian Lobley

Name:	Ian Lobley

Title:	Partner

[SIGNATURE PAGE TO MERGER AGREEMENT]

The Parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

Stockholders’ Representatives:

Bryan Morton, Stockholders’ Representatives

By:	/s/ Bryan Morton

[SIGNATURE PAGE TO MERGER AGREEMENT]